Exhibit 10.1

LEASE

by and between

FOA 6302 EAST MARTIN LUTHER KING BOULEVARD , LLC,

as Landlord

and

CLAYTON SERVICES, INC.,

as Tenant

42.	STORAGE/FILE SPACE.	41
43.	BUILDING AND PYLON SIGNAGE.	41
44.	COMPLIANCE.	42
45.	COUNTERPARTS.	42

EXHIBIT A	PLAN OF PREMISES	A-1
EXHIBIT A-1	LAND LEGAL DESCRIPTION	A-1-1
EXHIBIT A-2	APPROVED PLANS	A-2-1
EXHIBIT A-3	FILE/STORAGE SPACE	A-3-1
EXHIBIT B	BASIC LEASE TERMS	B-1
EXHIBIT B-1	USE AND OPERATION	B-1-1
EXHIBIT C	RULES AND REGULATIONS	C-1
EXHIBIT D	TENANT’S SIGNAGE	D-1
EXHIBIT E	RIGHT OF FIRST REFUSAL SPACE	E-1
EXHIBIT F	LOCATION OF MARKED PARKING SPACES AND GENERATOR	F-1
EXHIBIT G	PARKING SPACE RELOCATION AREA	G-1
EXHIBIT H	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT	H-1
SCHEDULE 1	CERTIFICATION AS TO COMMENCEMENT DATE	S-1

LEASE

THIS AGREEMENT OF LEASE made as of this 3rd day of January, 2007 (hereinafter referred to as the “Lease”) between FOA 6302 East Martin Luther King Boulevard LLC, a Delaware limited liability company, having an office c/o Alliance Commercial Partners, L.L.C., 165 South Union Boulevard, Suite 510, Lakewood, Colorado 80228, (hereinafter referred to as “Landlord”) and Clayton Services, Inc., a Delaware corporation, whose present address is 2 Corporate Drive, Shelton, Connecticut 06484, (hereinafter referred to as “Tenant”).

WITNESSETH:

Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the premises (hereinafter referred to as the “Premises” or the “Demised Premises”) designated on the plan attached hereto as Exhibit A and made a part hereof and described on Exhibit B attached hereto and made a part hereof in the building (hereinafter referred to as the “Building”) located at 6302 East Dr. Martin Luther King, Jr. Boulevard, Tampa, Florida and more particularly described in Exhibit A-1 attached hereto and made a part hereof (hereinafter referred to as the “Land”), subject to the covenants, terms, provisions and conditions of this Lease.

In consideration thereof, Landlord and Tenant covenant and agree as follows:

1.             DEFINITIONS.

As used in this Lease, the terms:

A.            “Calendar Year” shall mean any twelve month period, January through December, which contains any part of the Term of this Lease.

B.            “Lease Year” means each calendar year, or portion thereof, occurring during the Term of this Lease.

C.            “Normal Business Hours” shall mean 7:00 A.M. to 6:00 P.M. Monday through Friday, 8:00 A.M. to 12:00 P.M. on Saturday, excluding all national, state and local holidays; provided, however, that Tenant shall have access to the Building and Premises twenty-four (24) hours a day and seven (7) days a week, subject to closure by Landlord in the event of emergency situations.

D.            “Tenant’s Proportionate Share” shall be the percentage set forth on Exhibit B attached hereto, which percentage has been conclusively agreed upon by the parties notwithstanding actual measurements. Tenant’s Proportionate Share is calculated based on the ratio of the Rentable Area of the Premises to the total rentable square feet of the Building.

E.             “Taxes” shall mean all real estate taxes and assessments, special or otherwise, imposed, levied or assessed upon or with respect to the Land or Building. Should the State of Florida, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Land or the Building, (1) impose a tax, assessment, charge or fee (or increase in the then existing tax, assessment, charge or fee) which Landlord shall be required to pay, or (2) impose an income or franchise tax or a tax on rents in substitution, in whole or in part, for such real estate taxes or in lieu of any increase in such taxes, such taxes, assessments, fees, charges, income, franchise or rent tax shall be deemed to constitute Taxes hereunder. “Taxes” shall be calculated and determined without regard to any abatements, credits, incentives or similar items which may from time to time be applicable to, or be received in connection with, the status of (or contribution or benefit made by or given to) a particular tenant (or tenants) located at all, or any part, of the Land and/or the Building. Except as provided above, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax. In determining the amount of Taxes for any year, the amount of special assessments to be included shall be equal to the greater of either the amount actually paid or the amount of the installment (plus any interest payable thereon) of such special assessment which would have been required to have been paid during such year if the Landlord had elected to have such special assessment paid over the maximum period of time permitted by law. Except as provided in the preceding two sentences, all references to Taxes “for” a particular year shall be deemed to refer to Taxes levied, assessed or otherwise imposed for such year without regard to when such taxes are payable.

F.             “Rentable Area” shall be deemed to equal the rentable square feet shown on Exhibit B attached hereto.

G.            “Tax Year” shall mean any period designated by the applicable taxing authorities for the imposition of Taxes which contains any part of the Term of this Lease.

H.            “Common Areas” (as initially constructed, or as the same may be enlarged, reduced or constructed at any time thereafter, all in Landlord’s sole discretion) shall mean all areas, space, facilities, equipment, signs and special services from time to time made available by Landlord for the common and joint use and benefit of Landlord, Tenant and/or other tenants and occupants of the Building, and their respective employees, agents, permitted subtenants, licensees, customers and invitees, whether on the property of the Building or the Land.

I.              “Operating Expenses” shall mean the total cost and expense of whatever kind or nature incurred in operating, managing, securing, insuring, maintaining, cleaning, equipping, repairing, modifying, improving and replacing the Common Areas, and the Building, and all improvements, portions and components thereof, including without limitation, all personal property taxes and other charges incurred in connection with any of the foregoing; the cost of all utilities (to the extent Landlord is not otherwise reimbursed directly for such service from another tenant(s)); the cost of personnel, whether full or part time, to implement all or any of the foregoing, whether on-site or off site; including, without limitation, management and administrative employees and security and maintenance personnel for the Common Areas; audit and other professional fees incurred in connection with the foregoing; general and administrative costs; all applicable overhead and management fees and costs; depreciation of all depreciable items included in the Common Areas and the Building; and capital expenditures (whether for capital improvements, equipment or devices) (i) incurred by Landlord in order to comply with any laws, rules, regulations or requirements of any governmental or quasi-governmental authority having jurisdiction, regardless of when enacted, in which case the cost of such capital expenditure shall be amortized on a straight-line basis over the useful life of such improvement in accordance with generally accepted accounting principles consistently applied (“GAAP”), with only the amortized cost attributable to each calendar year, as applicable (plus interest thereon calculated at an annual rate equal to the “prime rate” announced by Citibank, N.A. in New York, New York or, if not available, then other comparable institution chosen by Landlord), being included as Operating Expenses in any calendar year, and/or (ii) which under generally applied real estate practice(s) are expensed or regarded as deferred expenses (i.e., it being understood that Landlord may expense an item if it would be less expensive to replace such item than to repair it) in which case the cost of such capital expenditure (plus interest thereon) shall be amortized and paid in the same manner as discussed in subparagraph (i) directly above), and/or (iii) which replaces a service Landlord provides hereunder or improves the operating efficiency of the Building and, in either case, results in a reduction or replacement of Operating Expenses that would otherwise have been incurred in a year for which the Operating Expenses are being calculated in an amount at least as great as the amount of the capital Expenditure cost (not including interest thereon) which are being included in such year (which costs may be amortized over the shorter of the useful life or the period over which the labor, service or energy saving (or efficiency) costs equal the improvement cost, plus interest thereon calculated in the same manner as discussed in subparagraph (i) directly above.) (If a capital item falls, or may fall, under item (i), (ii) and/or (iii) above, Landlord’s determination as to how to apply such expense shall be binding upon the parties). Landlord may cause any or all of said services to be provided by a contractor or contractors, whether or not affiliated with Landlord, the cost of which shall be included in Operating Expenses. The referencing of any items above shall not, however, ever be deemed to mean that any such items are, or will be, actually provided to, or are available at, the Building (with Landlord, in its sole and absolute discretion, reserving whether or not to provide any such service or item). In determining the amount of Operating Expenses for any calendar year (including the Operating Expense Base Period), (i) if less than ninety five percent (95%) of the Building shall have been occupied by tenants and fully used by them, Operating Expenses shall be increased to an amount equal to the like operating expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) and had such full utilization been made during the entire period or (ii) if Landlord is not furnishing particular work or services (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional expense which would reasonably have been incurred during such period by Landlord had Landlord furnished such work or service to such tenant.

Notwithstanding the above, Operating Expenses shall not include:

(i)        wages, salaries, fees and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord;

(ii)       all costs, fees and disbursements relating to activities for the solicitation, negotiation and execution of leases for space in the Building (including, but not limited to, attorneys’ fees therefor);

(iii)      the cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building, if such cost is covered by insurance and reimbursed to Landlord;

(iv)      the cost of any items for which Landlord is reimbursed by insurance;

(v)       the cost of any work or service performed for or facilities furnished to any tenant of the Building to a greater extent or in a manner more favorable to such tenant than the work or services regularly available to other tenants of the Building;

(vi)      the cost of overtime or other expense to Landlord in curing its willful defaults or gross negligence hereunder;

(vii)     any costs representing an amount paid to a corporation, entity or person related to Landlord which is in excess of the amount which would be paid in the absence of such relationship;

(viii) if electricity furnished to the Premises is measured by meters and paid by Tenant directly to the utility supplier then the cost of electricity to other leasable portions of the Building;

(ix) any costs (other than management fees and costs which will not exceed the general amounts charged by similar managers of similar office buildings in the East Tampa submarket) in excess of expenses actually incurred and paid by Landlord;

(x)    salaries for Landlord’s executives above the grade of building manager;

(xi)   payments of ground rent pursuant to any ground lease covering the Building;

(xii)  Taxes;

(xiii) costs incurred in connection with the investigation, removal, encapsulation, replacement with alternative substances or disposal of, or other treatment of any “Hazardous Material” (as defined below) not caused by Tenant;

(xiv)    costs of repairs, alterations, additions, replacements, and other items which under GAAP are properly classified as capital expenditures not specifically permitted hereunder;

(xv)     depreciation of the Building;

(xvi)    any insurance premium to the extent that Landlord is specifically entitled to be reimbursed therefor by Tenant pursuant to this Lease (other than pursuant to this Section) or by any other tenant or other occupant of the Building pursuant to its lease (other than as an part of the Operating Expenses thereunder);

(xvii)   (A) reserves for anticipated future expenses, bad debt loss or rent loss, (B) interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord, (C) costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to the operation, management, maintenance and repair of the Building or Common Areas, (D) direct costs of selling, financing, mortgaging or transferring any of Landlord’s interest in the Building, (E) costs of any disputes between

Landlord and its employees or Landlord and any other tenant in the Building, and (F) fines or penalties imposed as a result of Landlord’s failure to comply with applicable laws;

(xviii)  intentionally deleted;

(xix)     (A) costs resulting from the negligence of Landlord, its employees or contractors; (B) costs of services or other benefits supplied to other tenants in the Building not provided to Tenant, (C) costs resulting from violations by Landlord or other tenants of any lease, including this Lease; (D) Landlord’s charitable or political contributions; (E) compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord, and (F) costs to acquire sculptures, paintings and other objects of art located within or outside the Building;

(xx)      the cost of any services provided by Landlord or Landlord’s affiliates to the extent that such costs are in excess of what they would have been if provided by an unrelated third party; and

(xxi)     Landlord agrees not to include in Operating Expenses any expense or cost for which it is reimbursed under another provision of this Lease or for which Landlord will be reimbursed for the same item more than once.

2.             TERM.

The term of this Lease (hereinafter referred to as “Term”) shall be for the period stated in Exhibit B attached hereto, commencing on the “Commencement Date” as established by Exhibit B and ending at noon on the last day of the month in which the “Termination Date” as established by Exhibit B occurs, unless sooner terminated or extended as provided herein or pursuant to law (i.e., if the Term commences on a day other than the first day of a month, then the Term shall be extended for such fractional month). The intention of the parties is that Landlord will deliver exclusive possession of the Demised Premises to Tenant upon the execution of this Lease and no later than January 3, 2007. “Rent” (as defined below) shall commence on the date that is ninety (90) days after exclusive possession of the Demised Premises is delivered to Tenant (other than for “Landlord’s Work”, as defined below). If Landlord is unable to give possession of the Demised Premises on the aforesaid date because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of the Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the Term of this Lease, but the Rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Landlord shall have given Tenant written notice that Landlord is able to deliver possession in the condition required by this Lease. In the event that Landlord cannot deliver exclusive possession (as described above) of the Demised Premises to Tenant by June 30, 2007, Tenant may, at any time thereafter, terminate this Lease by giving written notice to Landlord. If permission is given to Tenant to enter into the possession of the Demised Premises or to occupy premises other than the Demised Premises prior to the date specified as the commencement of the Term of this Lease (with Tenant acknowledging that it may not occupy the Premises until it receives Landlord’s consent), Tenant covenants and agrees that such possession and/or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease except the obligation to pay the Rent set forth herein.

3.             BASE RENT

Tenant shall pay to Landlord at the office of Landlord set forth above, or at such other place as Landlord may from time to time designate in writing, the annual sum stated in Exhibit B attached hereto (such annual sum being hereinafter referred to as “Base Rent”) in equal monthly installments, each in advance on or before the first (1st) day of each and every calendar month during the Term, without any set off or deduction whatsoever. If the Term commences other than on the first (1st) day of a calendar month or ends other than on the last day of the calendar month, the Base Rent for such month shall be prorated (with payment for the fractional month at the start of the Term being due on the date the Term commences in a pro rated amount equal to the sum set forth for month one (1) and with month one (1) as provided in Exhibit B referring to the first full month). Tenant hereby delivers to Landlord the Prepaid Base Rent (as defined in Exhibit B attached hereto) to be held by Landlord and applied towards the first installment of Base Rent payable under this Lease (except as otherwise provided in Exhibit B). If any payment or installment of Rent shall not be received by Landlord within five (5) days of the date due then, in addition to all other rights and remedies to which Landlord is entitled, Tenant shall also be responsible for and shall immediately pay Landlord, as Additional Rent, a service charge equal to the greater of (i) a sum equal to two percent (2%) of the amount which is past due or (ii) seventy five dollars ($75.00), for the administrative expenses Landlord incurs as a result of the late payment. In addition to Base Rent, Tenant also agrees to pay to Landlord on the first day of each calendar month (and together with each such payment) a sum equal to any sales tax, use tax, tax on rentals, and any other governmental charges, taxes and/or impositions now in existence or hereafter imposed based upon the privilege of renting the Demised Premises and/or upon the amount of “Rent” (as defined below) collected therefor. Tenant shall also be responsible for and shall pay before delinquency all municipal, county or state taxes assessed during the Term of this Lease against any occupancy interest or personal property of any kind, owned by or placed in, upon or about the Demised Premises by Tenant.

4.             ADDITIONAL RENT.

In addition to paying the Base Rent specified in Section 3 hereof, Tenant shall pay as “Additional Rent” the amounts described in this Section 4. The Base Rent and Additional Rent are sometimes hereinafter collectively referred to as the “Rent”. The Tenant shall pay all applicable sales or use taxes due upon rent, additional rent, or any amounts due hereunder.

A.            Tax Amount  —  Beginning with the expiration of the “Tax Base Period” (as defined below) and continuing throughout the remainder of the Term, Tenant shall pay to Landlord, as Additional Rent, an amount (“Tax Amount”) equal to Tenant’s Proportionate Share of the Taxes for each Tax Year in excess of the Taxes (the “Tax Base”) for the calendar year identified on Exhibit B attached hereto (the “Tax Base Period”).  In addition, if the day following the expiration of the Tax Base Period is not the first day of the first whole Tax Year occurring during the Term, then (without otherwise affecting the Tax Amount payable during such first Tax Year) the Tax Amount payable by Tenant for such period occurring until the start of such first Tax Year shall be an additional amount equal to the Tax Amount due during such first Tax Year prorated (to account for such partial period) on the basis by which the number of days actually occurring during such partial period until the start of such first Tax Year bears to 365.  Likewise, if this Lease expires or is terminated on a day other than the last day of a Tax Year, then the Tax Amount payable by Tenant during the year in which this Lease expires or is terminated shall also be prorated (to account for such partial period) on the basis by which the number of days of the Term (including the date on which the Lease expires or is terminated) falling within. such Tax Year bears to 365. The Tax Amount for each Tax Year (or partial period, as discussed above) shall be paid in monthly estimated installments during such Tax Year (or partial period, as discussed above) on the first day of every month, in advance, or as may otherwise be directed by Landlord, without notice, demand, offset or abatement, as indicated below. The amount of the estimated monthly installments shall be estimated and adjusted from time to time by Landlord by written notice to Tenant. Upon receipt by Landlord of bills for Taxes for a Tax Year, Landlord shall furnish Tenant with a written statement of the total estimated. installments paid by Tenant for such Tax Year and the actual Tax Amount for such Tax Year (the “Reconciliation Tax Notice”). Tenant shall pay any deficiency as shown on such statement to Landlord within fifteen (15) days after delivery of such statement. Any excess payment by Tenant shown on such statement shall be credited against payments next due from Tenant or, if no such payments are next due, such excess payment shall be refunded to Tenant. Also, in addition to all Base Rent and Additional Rent payable pursuant to this Lease, Tenant shall also pay to Landlord, as Additional Rent, within fifteen (15) days after Landlord delivers a statement therefor to Tenant, Tenant’s Proportionate Share of all reasonable and actual fees and costs (including without limitation the reasonable and actual fees and all disbursements of attorneys, third party consultants, experts and others) incurred by Landlord in seeking to obtain a reduction or a limit on the increase in any Taxes, regardless of whether any reduction or limitation is obtained. To the extent to which any tax refund (or reduction) payable as a result of any proceeding to review the said assessed valuation is payable by reason of compromise or settlement of any such proceedings, Tenant shall be entitled to a refund (and/or reduction of the Tax Amount) of its proportionate share of any such savings or reduction.

Landlord acknowledges that Tenant is in the process of applying to the State of Florida for tax refund credits. Landlord agrees to reasonably cooperate with Tenant in such process and structure the Lease (and the payment of the Tax Amount) to assist Tenant in obtaining such tax refund credits at no cost to Landlord. Landlord agrees to provide Tenant with a detailed breakdown of all components of Rent relating to Taxes (including, without limitation, all tax bills) in order for Tenant to provide the State of Florida with precise information relating to all components of Rent that relate to the Taxes.

B.            Electricity — Tenant covenants and agrees that, at all times, its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installation thereof. In connection therewith, Tenant expressly agrees that all installations, alterations and additions of and to the electrical fixtures, appliances or equipment within the Demised Premises shall be subject to Landlord’s prior written approval in each instance, which shall not be unreasonably withheld or delayed and, if such approval shall be given, rigid conduit only shall be permitted; provided, however, that Tenant shall not require Landlord’s approval for standard office equipment and appliances, including, without limitation, photocopy machines, computers, lighting fixtures, lamps, microwave, refrigerator and dishwasher. Landlord represents to Tenant that the Building and the Demised Premises have seven and one-half (7.5) watts live load of power per usable square foot of the Demised Premises (including lighting) and Landlord acknowledges that Tenant is relying on Landlord’s representation in entering into this Lease.  If, in connection with any request for such approval, Landlord shall, in its reasonable judgment, determine that either the feeders to the Building (or the Demised Premises), or the risers or wiring thereof, shall be insufficient to supply Tenant’s electrical requirements with respect thereto, Landlord shall, at the sole cost and expense of Tenant, install any additional feeder(s) or riser(s) that Landlord shall deem necessary with respect thereto, provided, however, that, if Landlord shall determine, in its reasonable judgment, that the same will cause permanent damage or injury to the Building or to the Demised Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expense, or unreasonably or adversely interfere with, or disturb, the other tenants or occupants of the Building, or any other reason, then Landlord shall not be obligated to make such installation, and Tenant shall not make the installation, alteration, or addition with respect to which Tenant requested Landlord’s consent. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment necessary and proper in connection therewith, subject to the aforesaid terms and conditions.  Landlord shall not be liable in any way to Tenant or any other party for any interruption, failure or defect in supply or character of electrical current furnished to the Demised Premises or the Building and/or if electric current is unavailable or is no longer available to the Demised Premises or the Building and/or is unsuitable for Tenant’s requirements; provided such interruption, failure or defect is not due to the negligence or willful acts of Landlord, its employees or contractors, and provided further that in such event (other than a fire or other casualty governed by Section 13 hereof), if the unavailability of electricity is for a period of greater than five (5) consecutive business days, the Rent shall be abated starting on the sixth (6th) business day thereafter and if such unavailability of electricity continues for a period of thirty (30) business days thereafter, Tenant shall have the right to terminate this Lease. Landlord shall furnish and install Building standard lighting tubes, ballasts, lamps and bulbs used in the Demised Premises which shall be included in Operating Expenses.

Tenant shall make all arrangements necessary to obtain on a direct supply basis from the public utility furnishing electricity to the Building all electricity consumed or to be consumed in (as well as in connection with) the Premises.  Tenant shall be responsible to the utility for the payment before due of all charges for electricity consumed in or at the Demised Premises, as determined by a meter or meters (measuring both consumption and demand), panel boards, wiring and related equipment installed (or, if existing, retrofitted) by Tenant or Landlord, all at Tenant’s sole cost and expense.  Tenant, at its sole cost and expense, shall also be responsible for keeping the meter(s) and related equipment in good working order and repair, as well as for all other charges, meter purchases and installation costs and connection fees.

C.            Operating Expense Payment — Beginning with the expiration of the “Operating Expense Base Period” (as defined below) and continuing throughout the remainder of the Term, Tenant shall also pay Landlord, as Additional Rent, an amount (the “Operating Expense Amount”) equal to Tenant’s Proportionate Share of the Operating Expenses for each calendar year, and partial calendar year, in excess of the Operating Expenses (the “Operating Expense Base”) for the calendar year identified on Exhibit B attached hereto (the “Operating Expense Base Period”). Tenant’s payment of the Operating Expense Amount for each full calendar year and partial calendar year shall be paid in monthly installments on the first day of each calendar month, in advance, without notice, demand, offset or abatement, in an amount estimated by Landlord from time to time. Landlord shall have the right, at any time and from time to time during each calendar year, by notice to Tenant, to change said estimate based on changed circumstances, additional facts previously unknown to Landlord or for any other reason. Subsequent to the end of each full calendar year, or partial calendar year (as applicable), Landlord shall notify (the “Reconciliation Operating Expense Notice”) Tenant of Tenant’s actual Operating Expense Amount for such full calendar year or partial calendar year. If the payment made by Tenant pursuant to this paragraph for any full or partial calendar year shall be less than the actual amount due from Tenant for such year as determined by the foregoing formula and as shown on such notice, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, within thirty (30) days after receipt of such notice. If the total Operating Expense Amount paid by Tenant for any full or partial calendar year shall exceed the actual amount due from Tenant for such full or partial calendar year, and provided Tenant is not otherwise in default under this Lease, such excess shall be credited against the next payment for Operating Expenses due from Tenant to Landlord pursuant to this paragraph. If the day following the expiration of the Operating Expense Base Period is a day other than the first day of the calendar year, or if the Term shall end on a day other than the last day of the calendar year, then Tenant’s Operating Expense Amount for such partial year shall be billed and adjusted on the basis of such fraction of a calendar year, provided that the amount which Tenant shall owe shall be the total Operating Expenses as aforesaid annualized for the full period for which such partial year or year-end calculation is made, pro-rated for that portion of the Term which occurs during such full period (but without regard to the actual expenditures incurred during such actual pro-rated period). Landlord’s failure to ever request or require the payment by Tenant of any sums pursuant to this provision, or otherwise fail to deliver any notice to Tenant pursuant to this provision, shall never operate as a waiver against Landlord, and such sums shall continue to be owed by Tenant until paid. The terms of this provision shall expressly survive the termination or expiration of this Lease.

D.            Miscellaneous — All amounts due under this Section as Additional Rent shall be payable in the manner and at such place as Base Rent provided for in Section 3 hereof (except as otherwise indicated above). Tenant agrees that the Tax Amount and the Operating Expense Amount, as applicable, from time to time computed by Landlord shall be final and binding for all purposes unless, within one hundred twenty (120) days after Landlord sends the applicable Reconciliation Tax Notice or the Reconciliation Operating Expense Notice, as applicable, Landlord receives from Tenant written notice (i) disputing such amount (the “Disputed Amount”), (ii) designating an attorney or accountant, or other appropriate real estate professional reasonably acceptable to Landlord, and appointed by Tenant, at Tenant’s sole cost and expense and not on any type of contingent-fee basis, to review the Disputed Amount with Landlord and/or its designated representatives, and (iii) confirming that the Disputed Amount shall not be subject to adjustment, and agreeing to pay upon demand all of Landlord’s reasonable costs and expenses in connection with such review (but not more than $1,500), including without limitation all reasonable attorneys’ fees and accountants’ fees, unless as a result thereof, the Disputed Amount is demonstrated to reflect an error in excess of four percent (4%) of the amount actually due from Tenant. In the event the Disputed Amount is demonstrated to reflect an error in excess of four percent (4%) of the amount actually due from Tenant, Landlord shall reimburse Tenant’s reasonable costs and expenses in connection with such review, including without limitation all reasonable attorneys’ fees and accountants’ fees (in an amount not to exceed $1,500). Landlord hereby agrees, in the event Landlord timely and properly receives such notice from Tenant, to cooperate in completing such review and refunding any portion of the Disputed Amount (to the extent Tenant is not then in default under this Lease) which exceeds the amount actually due from Tenant. Pending the determination of the Disputed Amount, Tenant shall pay the Tax Amount and the Operating Expense Amount in accordance with the applicable notice prepared by Landlord, without prejudice to Tenant’s position. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, Tenant’s obligation to pay the Additional Rent provided for in this Section 4 accrued but not paid for periods prior to the expiration or termination date of the Term shall survive such expiration or termination. Notwithstanding and in addition to the foregoing, Tenant and its agents and representatives shall have, within the one hundred twenty (120) day-period after Landlord sends the applicable Reconciliation Operating Expense Notice, the right to audit Landlord’s books and records relating to Operating Expenses and Landlord shall cooperate with Tenant and its agents and representatives in connection with such audit including, without limitation, Landlord shall make available all of its financial and operating expense records for such audit, at Tenant’s sole cost and expense.

E.             Notwithstanding anything set forth herein to the contrary, Landlord agrees that the Operating Expenses passed through to Tenant (other than with respect to any applicable taxes, insurance and utilities) shall not be increased by more than five percent (5%) per annum on a cumulative compounded basis.

F.             Landlord represents and warrants to Tenant the following historical Operating Expense charges to tenants in the Building:

2006 (Estimated)	$5.22 per rentable square foot
2005 (Actual)	$4.24 per rentable square foot
2004 (Actual)	$4.06 per rentable square foot

5.  APPROVED PLANS/TENANTS WORK/COMMENCEMENT DATE.

A.            Attached to this Lease as Exhibit A-2 is the approved space plan (the “Approved Space Plan”) setting forth in detail the nature of the work and those specifications for the standard improvements and finishes to be utilized by Tenant in connection with the “Tenant’s Work” (as defined below).  Prior to commencing any Tenant’s Work in the Premises, Tenant shall deliver to Landlord a complete set of plans and specifications for the Tenant’s Work based on the Approved Space Plan, prepared or sealed by a licensed architect or engineer if required for issuance of a building permit or from Tenant’s contractor in the event a building permit is not required (the “Tenant Plans”).  Landlord shall, within ten (10) business days upon receipt of the Tenant Plans, review and resubmit the same to Tenant, either with Landlord’s approval (not to be unreasonably withheld conditioned or delayed) or with Landlord’s comments thereon. Tenant shall resubmit any such proposed Tenant Plans which are returned by Landlord without complete approval as promptly as possible, but in any event within ten (10) days of receipt of Landlord’s comments; and such resubmitted Tenant Plans shall contain the information or changes as reasonably required by Landlord.  Once Landlord has accepted such proposed Tenant Plans, Landlord shall so notify Tenant, and the Tenant Plans as so approved by Landlord shall constitute the final approved Tenant Plans (the “Approved Plans”). Tenant agrees to perform work (the “Tenant’s Work”) in the Demised Premises in accordance with the Approved Plans and shall be done at Tenant’s expense by contractors hired by Tenant, which contractors shall be Florida licensed general contractors or Florida licensed contractors for their trade and pre-approved in writing by Landlord, acting reasonably.  Upon completion of the Tenant’s Work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.  Tenant shall defend, indemnify and hold Landlord and the Land and Building harmless from all damages, liens, expenses, fines, judgments, penalties and costs related to Tenant’s Work not directly caused by Landlord, its agents or representatives, (which obligation of Tenant shall survive the expiration or termination of this Lease).  All of the Tenant’s Work done by Tenant or its contractors pursuant to this Sections 5 shall be done in a good and workmanlike manner using only new grades of materials, shall be done in a manner which does not unreasonably interfere with or unreasonably disturb other tenants or occupants of the Building and shall comply in all respects with all insurance requirements (with minimum amounts of $500,000 for Workers Compensation & Employers Liability and $1,000,000 general liability, product and completed operation liability and contractual liability on policies that name Landlord and Landlord’s agent as additional insureds) and all applicable laws and ordinances and rules and regulations of governmental (as well as quasi-governmental) departments or agencies.  In addition, Tenant shall be solely responsible for timely obtaining any and all required permits, licenses and approvals in connection with all such work. Tenant hereby acknowledges and agrees that Landlord is not responsible for any construction or alterations to the Demised Premises [other than the construction of the demising wall and separating the entryway into the Demised Premises to be performed by Landlord at Landlord’s cost (the “Landlord’s Work”) as identified on the Approved Space Plan] or otherwise and, in this regard, Tenant is taking the Demised Premises in “AS IS” condition. Tenant hereby agrees that the Landlord’s Work shall be performed by or through Landlord concurrent with the Tenant’s Work, provided Landlord does not unreasonably interfere with Tenant in the performance of Tenant’s Work and Tenant shall grant access to the Demised Premises to Landlord or Landlord’s contractor at such reasonable times as may be necessary for Landlord to complete Landlord’s Work.

B.            The Commencement Date of this Lease shall be as established by Exhibit B attached hereto.  Once the Commencement Date is established, Tenant shall execute an instrument upon demand confirming such date, if so desired by Landlord, which instrument shall be consistent with the form set forth as Schedule “1” attached to this Lease.

C.            Landlord shall be responsible for a maximum amount not to exceed Six Hundred Forth Six Thousand Eight Hundred Forty Five And 10/100 Dollars ($646,845.10) (the “Tenant Allowance”) for costs and expenses incurred in connection with or associated with construction, installation and/or performance of Tenant’s Work and for Tenant’s reasonable costs associated with signage, fixtures, furniture, equipment and the acquisition and installation of Tenant’s “Generator” (as defined below) servicing the Demised Premises (collectively, the “Reimbursement Work”), which costs and expenses include, but shall not be limited to, the fees and expenses incurred in preparing or modifying Tenant’s space plan (if applicable), the Approved Plans, the cost of all labor and materials involved therewith, all permitting costs and expenses, obtaining any required building and other permits and approvals and the certificate of occupancy or certificate of completion (as applicable), all hard and soft costs and architectural and engineering services.  In the event the cost of the Reimbursement Work exceeds Six

Hundred Forth Six Thousand Eight Hundred Forty Five And 10/100 Dollars ($646,845.10), Tenant hereby acknowledges and agrees that Tenant is and shall remain responsible for 100% of all costs and expenses in excess of Six Hundred Forth Six Thousand Eight Hundred Forty Five And 10/100 Dollars ($646,845.10) incurred by Tenant for the Tenant’s Work.

Upon written request of Tenant (when fifty percent (50%) of the Tenant Allowance has been expended by Tenant in connection with the Tenant’s Work and when one hundred percent (100%) of the Tenant Allowance has been expended by Tenant in connection with the Tenant’s Work or when the Tenant’s Work is completed, as applicable), Landlord shall pay such portion of the costs for the Reimbursement Work to Tenant, provided Tenant is not then in default hereunder beyond any applicable notice and cure periods, within thirty (30) days after receipt of (1) a statement that Tenant’s Work, or such appropriate portion thereof, is complete and certified by Tenant’s contractor, (2) all necessary lien waivers, receipts or invoices, as applicable, with respect to the expenditures by Tenant in connection with the completion of Tenant’s Work, or such appropriate portion thereof, and a final release of lien provided by Tenant’s general contractor and all subcontractors with a final unconditional contractor’s affidavit of substantial completion and a copy of the Certificate of Occupancy or Certificate of Completion, as applicable, prior to the final payment (unless such final payment has already been made), and (3) such other documentation as Landlord may reasonably require under the circumstances.  Notwithstanding when the Tenant Allowance is paid by Landlord to Tenant, Tenant shall comply with the above requirements and deliver all documentation upon the completion of Tenant’s Work and Tenant hereby agrees to complete the Tenant’s Work.  Tenant shall deliver reproducible as-built Approved Plans to Landlord at the conclusion of Tenant’s Work. Any portion of the proceeds of the Reimbursement Work not used by Tenant shall be deemed forfeited by Tenant.

D.            All alterations, improvements and additions to the Premises, whether temporary or permanent in character, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good condition, ordinary wear and tear excepted.

6.             USE OF PREMISES

The Premises shall be used and occupied for the sole purpose of conducting the business described in Exhibit B attached hereto and for no other purposes whatsoever.  Tenant hereby agrees to use the Premises in accordance with the provisions set forth in Exhibit B-1 attached hereto and made a part hereof.

7.             CONDITION OF PREMISES

Tenant has fully inspected the Demised Premises, is fully familiar with the condition thereof and agrees to take possession of the same in their present, “AS IS” condition. Tenant hereby acknowledges that the existing furniture and carpet in the Demised Premises are the prior tenants’ and are not owned or leased by the Landlord. Tenant shall perform all necessary or desirable work in connection with preparing the Demised Premises for its initial occupancy at its sole cost and expense, except for the amount of the Reimbursement Work in accordance with Section 5 above, and in conformity with the requirements contained in Section 10 of this Lease.

No promise of the Landlord to alter, remodel or improve the Premises or the Building (except for the proposed Common Area upgrade of the bathrooms) and no representation respecting the condition of the Premises have been made by the Landlord to the Tenant, except as expressly set forth in this Lease.

8.             SERVICES, INTERRUPTION, UTILITIES.

A.            Services.

(1)           Subject to the terms and limitations set forth elsewhere in this Lease and electrical payments to be paid for by Tenant as noted above, electrical service provided to the Premises shall be on a twenty-four (24) hour per day, seven (7) day per week, three hundred sixty five (365) day per year basis, in accordance with the provisions discussed above.

(2)           Landlord shall provide air-conditioning (“AC”) to the Common Areas servicing the Premises (at temperatures and in amounts selected by Landlord), through the presently existing equipment and facilities servicing the floor of the Building of which the Premises forms a part, for normal usage during Normal Business Hours, subject to such reduced hours or amounts as may be required by applicable ordinances, laws, statutes, rules, regulations or requirements. Landlord shall maintain all equipment used to provide AC to the Premises in good working order, including appropriate preventative maintenance, and Landlord shall make adjustments and repairs to such equipment promptly upon Tenant’s request to maintain comfortable temperatures in all parts of the Premises during Normal Business Hours, and during such other hours as Tenant requires AC service to the Premises. In the event Landlord causes the AC service to the Premises to be discontinued during Normal Business Hours for routine maintenance matters, Landlord shall give Tenant advance notice of such maintenance schedule, and in the further event that such routine maintenance prevents AC service to the Premises for more than twenty four (24) hours, Landlord shall provide adequate cooling units to Tenant for the Premises at Landlord’s sole cost and expense. Tenant agrees that neither Tenant, nor its agents, employees, contractors or invitees shall at any time tamper with, adjust or touch or otherwise in any manner affect such mechanical installations or thermostat(s). Tenant at all times agrees to cooperate fully with Landlord and to abide by the rules, regulations and requirements which Landlord may prescribe for the proper functioning and protection of the AC system. Landlord reserves the right to suspend the operation of all AC equipment and facilities at any time that Landlord, in. its sole judgment, deems it necessary to do so for reasons such as repairs, accidents, emergencies or any situation arising in the Premises or the Building which has an adverse affect, either directly or indirectly, on the operation of such AC equipment and facilities, and Tenant agrees that any such suspension in the operation of the AC equipment and facilities may continue until such time as the reason causing such suspension has been remedied, and that Landlord shall not be held responsible or be subject to any claim by Tenant (or any other party) due to such suspension; provided, however, that Landlord shall use commercially reasonable efforts to have all such repair work (and any suspension of service) completed as expeditiously as possible and shall be performed, to the extent possible, after Normal Business Hours and in such manner as to minimize any adverse affect on Tenant’s business operations. Tenant further agrees that Landlord shall have no responsibility or liability to Tenant (or any other party) if operation of the AC equipment and facilities is prevented by strikes or accidents, or by the orders or regulations of any federal, state, county or municipal authority, or by failure of the equipment and facilities or electrical current, steam and/or water or other required power source and/or for any other reason whatsoever; provided that such condition or suspension was not caused by the negligence or willful misconduct of Landlord, its employees or contractors. Further, Tenant shall endeavor to lower and keep closed the venetian blinds or other window coverings in the Premises whenever required for the proper operation of the AC.

Also, if Tenant wishes for AC to be provided to the Common Areas servicing the Premises during hours other than Normal Business Hours, Tenant shall comply with such advance written notice and other requirements which Landlord may from time to time impose. In addition to all other sums payable by Tenant under this Lease, Tenant shall also pay to Landlord, as Additional Rent, an amount (“Additional AC Amount”) equal to the sum stated in Exhibit B attached hereto, which payment shall be made to Landlord within ten (10) days after such service was provided to Tenant or as may otherwise be directed by Landlord, without notice, demand, offset, reduction or abatement.

(3)           Tenant, at Tenant’s sole expense, shall cause the Premises (specifically including any portion of the Premises used for storage, preparation, service or consumption of food or beverages, if so allowed) to be kept clean in building standard manner. Tenant and its cleaning contractor and their employees and invitees shall have access to the Premises at all times and shall have the use of Tenant’s light, power and water in the Premises  as may be required for the purposes of cleaning the Premises. Tenant hereby agrees that any vending machines within the Premises shall be limited to the following:  soda, coffee, water, candy bars, chips and similar snacks, and shall specifically exclude prepared food, sandwiches, yogurt and similar food products.

(4)           Notwithstanding anything set forth herein to the contrary, Landlord shall provide services consistent with other similar class buildings in the East Tampa submarket.  Tenant shall design and build-out the Demised Premises, as part of Tenant’s Work, so that fresh air levels shall be maintained in accordance with similar class building standards and ASHRAE-62-1989 standards (ventilation for acceptable indoor air quality) and shall also provide adequate thermal environmental comfort and air velocity limits in accordance with ASHRAE-55.

(5)             Landlord, as part of the Operating Expenses, shall cause the foundation, roof, exterior walls, structural elements, and all Common Areas of the Building, including without limitation all pipes, wires and equipment located outside of the Premises, to be maintained in good order, condition, and repair, in a clean, sanitary, and safe condition, and in accordance with all applicable Laws.

B.            Interruption of Services.  Other than to the extent expressly provided for above, Landlord shall not be required to provide any other services or utilities to the Premises, although Landlord reserves the option to do so and charge a reasonable amount therefor to Tenant as Additional Rent (but Tenant shall not rely on any expectation that Landlord will do so). Further, and in addition to, and except as provided in those provisions provided elsewhere in this Lease, Tenant agrees that Landlord shall not be liable in damages (consequential or otherwise), by abatement of Rent or in any manner whatsoever, if Tenant is unable to secure electricity, gas, water, or other fuel at the Building for any reason whatsoever and/or if electrical service, AC or any other utility or service is interrupted or is not provided to the Premises or the Building for any reason, and such failures or delays shall never be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Premises or relieve the Tenant from paying Rent or performing any of its obligations under this Lease except due to or caused by the negligence or willful misconduct of Landlord, its authorized agents, employees or contractors. Furthermore, Landlord shall have no liability to Tenant or any other party for any damages (consequential or otherwise), by abatement of Rent or in any manner whatsoever arising out of any such inability to secure any such service or services except due to or caused by the gross negligence or willful misconduct of Landlord, its authorized agents, employees or contractors. In addition, Tenant agrees that Landlord shall not in any way be liable or responsible to Tenant or -any other party for any loss, damage, or expense of any kind that Tenant or any other party may sustain or incur if either the quantity or character of AC, electrical (or any other) service is changed, is no longer available, or is unsuitable for Tenant’s or any other party’s requirements except due to or caused by the negligence or willful misconduct of Landlord, its authorized agents, employees or contractors.

9.             REPAIRS  — Subject to the terms of Section 13 hereof, Tenant will at Tenant’s own expense, keep the Premises in good order, repair and condition at all times during the Term. Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures (specifically excluding Tenant’s computer room servers and equipment) and appurtenances, under the supervision and subject to the approval of Landlord, and within any reasonable period of time specified by Landlord. If the Tenant does not do so, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable and actual cost thereof, including an amount sufficient to reimburse Landlord for overhead and related expenses, forthwith upon being billed for same and such amounts shall be deemed to be additional Rent due hereunder. Landlord may, but shall not be required to, enter the Premises upon reasonable notice to Tenant during Normal Business Hours to make such repairs, alterations, improvements and additions as Landlord shall desire or deem necessary to the Premises or to the Building or to any equipment located in the Building or as Landlord may be required to do by governmental authority or court order or decree.

10.           ADDITIONS AND ALTERATIONS; SECURITY AGREEMENT; HOMESTEAD WAIVER.

A.            Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements or additions to the Premises. Said consent shall or may not be unreasonably withheld only if such alterations, improvements or additions (i) do not affect the Building’s structure or common systems or mechanical systems or areas, (ii) do not detract from the Building’s appearance from outside of the Premises, (iii) do not otherwise increase any costs of operating the Building, (iv) do not decrease in any respect the value of the Building, or (v) are otherwise, in Landlord’s reasonable opinion appropriate for the uses permitted under this Lease. If Landlord consents to said alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord reasonably deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance against liabilities (including, without limitation, all insurance as set forth below, as well as workman’s compensation insurance as may be required by statute and/or Landlord) which may arise out of such work, and plans and specifications plus permits necessary for such work. The work necessary to make any alterations, improvements or additions to the Premises shall be done at Tenant’s expense by contractors hired by Tenant, which contractors shall be Florida licensed general contractors or Florida licensed contractors for their trade and pre-approved in writing by Landlord, acting reasonably. Upon completion, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall defend, indemnify and hold Landlord and the Land and Building harmless from all damages, liens, expenses, fines, judgments, penalties and costs related to such work, (which obligation of Tenant shall survive the expiration or termination of this Lease). All work done by Tenant or its contractors pursuant to Sections 9 or 10 shall be done in a good and workmanlike manner using only new grades of materials, shall be done in a manner which does not interfere with or disturb other tenants or occupants of the Building and shall comply in all respects with all insurance requirements and all applicable laws and ordinances and rules and regulations of governmental (as well as quasi-governmental) departments or agencies. In addition, Tenant shall be solely responsible for timely obtaining any and all required permits, licenses and approvals in connection with all such work. Landlord shall reasonably cooperate with Tenant or its contractor in obtaining any required permits, licenses or applications at no cost to Landlord.

B.            Intentionally deleted.

C.            All alterations, improvements and additions to the Premises, whether temporary or permanent in character, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good condition, ordinary wear and tear excepted. Notwithstanding the foregoing, the parties expressly agree that (i) all furniture, trade fixtures and specialty equipment in the Premises, and any additions, modifications and/or replacements thereof, shall be and remain Tenant’s sole property, now and in the future, and shall be maintained by Tenant in good condition and repair and removed by Tenant prior to the expiration or early termination of the Lease Term, and (ii) if Landlord provides Tenant with a written request to restore the Premises to the condition the same is in as of the Commencement Date then, prior to the end of the Term, Tenant shall cause such restoration to occur in a good and workmanlike manner and at Tenant’s cost and expense.  Notwithstanding anything to the contrary contained in this Lease, Tenant hereby agrees to remove all voice and data cabling within the Premises prior to the expiration or early termination of the Lease Term.

11.           COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Land, the Building or the Demised Premises. In order to comply with the provisions of Section 713.10 Florida Statutes, it is specifically provided that neither Tenant, nor any one claiming by, through or under Tenant, including without limitation, contractors, subcontractors, materialmen, mechanics and/or laborers, shall have any right to file or place any mechanics’ or materialmen’s liens of any kind whatsoever upon the Demised Premises, the Land, the Building and/or the improvements thereon; and any such liens are hereby specifically prohibited. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject Landlord’s interest to any mechanics’ or materialmen’s lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord’s said interest or assets. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, the Building or the Demised Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Demised Premises and, in case of any such lien attaching, Tenant covenants and agrees to cause it to be released and removed of record within fifteen (15) business days of Tenant receiving notice thereof.

In the event that such lien is not timely released and removed, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof). Tenant shall promptly upon notice reimburse Landlord for all reasonable and actual sums, costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with any lien described in this section, and the same shall be deemed to be additional Rent due hereunder.

12.           INSURANCE.

A.            Waiver of Subrogation.  Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to either of them policies of fire and extended coverage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

B.            Coverage Tenant shall carry insurance during the entire Term insuring Tenant and Landlord as their interests may appear with terms, coverages and in companies reasonably satisfactory to Landlord, and with such increases in limits as Landlord may from time to time reasonably request, but initially Tenant shall maintain the following coverages in. the following amounts:

(1)           In case of personal injury to or death of any person or persons, not less than $2,000,000 for each injury or death to a person and $2,000,000 for each incident involving personal injury or death to persons and, in case of property damage, not less than $2,000,000 for any one occurrence; and

(2)           In case of fire, sprinkler leakage, malicious mischief, vandalism, and other extended coverage perils, for the full insurable replacement value of all furniture, fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises; and

(3)           Builder’s Risk and. other types of liability insurance to cover Tenant’s initial construction or installation of leasehold improvements, as well as any later alteration of the Demised Premises. This insurance coverage must be in effect during the entire period of any construction and must have such limits as Landlord may reasonably require.

Tenant shall, prior to the first to occur of commencement of the Term or commencement of construction by or at Tenant’s direction, furnish to Landlord certificates evidencing such coverage, which certificates shall be accompanied by certified copies of the applicable insurance policies and state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant.

C.            Avoid Action Increasing Rates.  Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage. In no event shall Tenant permit in the Premises any hazardous wastes or any flammables such as gasoline, turpentine, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature, and in no event shall Tenant, its agents, employees or invitees bring any such hazardous wastes, flammables or other articles into the Building.

D.            Landlord’s Insurance.  Landlord agrees to carry policies insuring the Building against fire and such other perils as are normally covered by special coverage endorsements in the county where the Premises are located in an amount equal to One Hundred percent (100%) of the insurable value of such improvements. Landlord agrees to carry general commercial liability insurance covering the Land and Common Areas with a minimum limit of Two Million Dollars ($2,000,000) for any casualty resulting in bodily injury, death, or property damage for each occurrence and a minimum limit of Ten Million Dollars ($10,000,000) general aggregate.

13.           FIRE OR CASUALTY.

A.            Restoration/Cancellation Upon Damage.  If the Premises shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises untenantable (as reasonably determined by Landlord), then Landlord shall repair and restore the same with reasonable promptness, subject to the terms provided below, as well as reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control. If any such damage renders all or a substantial portion of the Premises untenantable (as reasonably determined by Landlord), Landlord shall with reasonable promptness, but not more than sixty (60) days after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall by notice advise Tenant of such estimate. If such estimate is that the amount of time required to substantially complete the repair and restoration of the Premises will exceed one hundred eighty (180) days from the date such damage occurred, then either Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage (without any payment of any kind by Landlord to Tenant or any other party) upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the notice containing such estimate); provided, however, Tenant shall be entitled to such termination right only if neither Tenant nor any of its employees, authorized agents or contractors was the cause (in whole or in part) of such fire or other casualty due to the gross negligence or willful misconduct of said parties.

If the Building shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Building untenantable (as reasonably determined by Landlord), then Landlord shall repair and restore the same with reasonable promptness, subject to the terms provided below, as well as reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s control; provided, however, Landlord shall not be required to repair and restore the Building (regardless of whether or not a substantial portion of the Building was damaged) if Landlord estimates the length of time that will be required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred if Landlord gives notice to Tenant of such within thirty (30) days after notifying Tenant of such estimate, whereby the Lease shall then terminate (without any payment of any kind by Landlord to Tenant or any other party). If any such damage renders all or a substantial portion of the Building untenantable (as reasonably determined by Landlord), Landlord, in Landlord’s sole discretion, (i) may terminate this Lease (without any payment of any kind by Landlord to Tenant or any other party) or (ii) shall with reasonable promptness after the occurrence of such damage estimate the length of time that will be required to substantially complete the repair and restoration of such damage and shall by notice advise Tenant of such estimate. If Landlord receives such estimate and such estimate provides that the amount of time required to substantially complete the repair and restoration of the Building will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall then also have the right to terminate this Lease upon giving notice to Tenant at any time within thirty (30) days after Landlord gives Tenant the notice containing said estimate (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the notice containing such estimate).

Unless this Lease is terminated as provided for in this Section, Landlord shall proceed with reasonable promptness to repair and restore the Premises and the Building (if applicable) within said one hundred eighty (180) days, subject to reasonable delays for insurance adjustments and delays caused beyond Landlord’s control, but Landlord shall have no liability to Tenant or any other party, and Tenant shall not be entitled to terminate this Lease, in the event such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within said one hundred eighty (180) days.  In the event Landlord does not repair and restore the Premises and the Building (if applicable) within one (1) year from the  date that Landlord gives Tenant notice of the estimated length of time that will be required to substantially complete the repair and restoration of such damage, Tenant shall have the right to terminate this Lease upon written notice to Landlord at any time after the expiration of such 1-year time period and prior to Landlord’s actual delivery of the repaired and restored Premises and Building (if applicable) to Tenant. Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Section 13 to repair or restore any portion of the alterations, additions or improvements in the Premises or the decoration thereto. If Tenant wants any other or additional repairs or restoration and if Landlord consents thereto, the same shall be done at Tenant’s expense subject to all of the provisions of Section 10 hereof.

B.            Rent Abatement.  In the event any such fire or casualty damage not caused by the intentional act or gross negligence of Tenant, its employees, authorized agents or contractors (or provided Landlord’s renter’s insurance is not made void by Tenant, its employees, authorized agents or contractors’ actions), renders the Premises untenantable and if this Lease shall not be terminated pursuant to Section 13A hereof by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date thirty (30) days after Landlord tenders the Premises to Tenant as being ready for occupancy. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises not ready for occupancy from time to time bears to the entire Premises.

14.           WAIVER OF CLAIMS/INDEMNIFICATION

To the extent not prohibited by law, Landlord and its officers, agents, servants and employees shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Building or any part thereof (including, without limitation, the Common Areas) or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in or about the Building (including, without limitation, the Common Areas), or due to act or any neglect of any tenant or occupant of the Building (including, without limitation, the Common Areas) or of any other person except due to the gross negligence or willful acts of Landlord, its employees or contractors. This provision shall apply particularly (but not exclusively) to damage caused by gas, electricity, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures, and windows, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof except due to the gross negligence or willful acts of Landlord, its employees or contractors. Without limitation of any other provisions of this Lease, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability, claims, penalties, fines, judgments, loss, damage, cost or expense arising out of the gross negligence or willful acts of Tenant, its authorized agents, employees and contractors. The terms of this paragraph shall survive the termination or expiration of this Lease.

15.           NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease will in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

16.           CONDEMNATION

If the Land or the Building (or any portion thereof which includes a substantial part of the Premises (as reasonably determined by Landlord acting in good faith) or which prevents the economical operation of the Building or Premises (as reasonably determined by Landlord acting in good faith) or which mutually adversely affects the operation of Tenant’s business (as reasonably determined by Tenant acting in good faith) shall be taken or condemned by any competent authority for any public or quasi-public use or purpose then, in any such event, if Landlord or Tenant, in each of their respective sole discretion, so desires, the Term of this Lease and the term and estate hereby granted shall end upon, and not before, the date when the possession of the part so taken shall be required for such use or purpose and without apportionment of the condemnation award. Tenant shall have no right to share in such award, but may seek its own award for loss of or damage to Tenant’s business or its property (and the value of Tenant’s leasehold estate, leasehold improvements paid by Tenant and moving expenses) resulting from such taking (provided that such an award to Tenant does not in any way diminish the award payable to Landlord on account of such taking). If the Lease is terminated, Rent shall be apportioned as of the date of such termination.

17.           ASSIGNMENT AND SUBLETTING,

A.            Except as provided herein, Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), (1) assign, convey or mortgage this Lease or any interest hereunder; (2) suffer to occur or permit to exist any assignment of this Lease, or any lien upon Tenant’s interest, involuntarily or by operation of law; (3) sublet the Premises or any part thereof; or (4) permit the use of the Premises by any parties other than Tenant and its employees. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, sublessee or transferee as the tenant hereunder shall not release the original Tenant from any covenant or obligation under this Lease, nor any future assignor or sublessor of its liability under this Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting or transfer.

B.            Tenant shall give Landlord written notice of any proposed assignment or sublease, which notice shall be accompanied by: (a) a conformed or photostatic copy of the proposed assignment or sublease; (b) a statement setting forth, in reasonable detail, the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the demised premises; and (c) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report. Notwithstanding anything set forth herein to the contrary, Landlord shall respond to Tenant of its decision regarding its consent within ten (10) business days of Tenant’s request.

C.            Landlord may withhold its consent to any proposed assignment or subletting if in Landlord’s reasonable business judgment, the proposed assignee or subtenant (a) does not have adequate financial responsibility, (b) intends to conduct a business in the Premises which is inappropriate for the Building or which is inconsistent with the then existing mix of tenants in the Building, (c) intends to use the Premises for a use not expressly permitted under this Lease, or (d) is otherwise objectionable in any respect to Landlord. Tenant acknowledges and agrees that Landlord has a vital interest in the nature, variety and location of tenants in the Building as a whole and that Landlord’s right to withhold its consent on the aforesaid basis to any proposed assignment or subletting is a material consideration for the rental rate and terms contained in this Lease. Tenant shall also pay to Landlord, upon demand, Landlord’s reasonable attorney’s and administrative costs and fees in connection with any transfer and/or preparation or review of any documents in connection with any such transfer.

D.            Tenant acknowledges and agrees that fifty percent (50%) of any sums or any other economic consideration received by Tenant, or payable to Tenant, as a result of any assignment, subletting or transfer of the Lease and/or the Tenant’s interest in the Demised Premises (after deducting all of Tenant’s reasonable costs and expenses relating to such assignment, sublet or transfer), or any party thereof, whether denominated rent or otherwise, which exceed, in the aggregate, the total monthly sums which Tenant is obligated to pay Landlord under this Lease (pro rated as to any sublease to reflect obligations allocable to that portion of Demised Premises subject to such sublease) shall be payable monthly to Landlord, as Additional Rent, under this Lease without affecting or reducing any other obligation of Tenant hereunder and without offset, abatement, reduction or demand.

E.             If Tenant is a corporation or a partnership or a trust or any other business entity, any change of ownership resulting in a change of majority control from those persons or entities now having control, will be deemed an assignment requiring Landlord’s consent. (This provision does not apply if Tenant is currently a publicly traded company, as defined by Federal Securities Laws.)

F.             Notwithstanding the above, however, provided that Tenant is not then in default under this Lease beyond all applicable notice and cure periods, Landlord’s approval rights [and Landlord’s rights under Subsections (B) above & (D)], shall not be applicable to (and such transfers shall be expressly permitted) (i) an assignment of this Lease to, or subletting or occupancy of all or any portion of the Demised Premises by or to an “Affiliate” (as defined below), or (ii) any merger, consolidation or reorganization of Tenant or Tenant’s parent entity with or into any other entity (a “Successor”), or (iii) if Tenant or Tenant’s parent is acquired by another entity or there is any change in ownership or control of Tenant or Tenant’s parent (provided all or substantially all of the assets of Tenant or Tenant’s parent are acquired or involved in such change in ownership or control), so long as such assignment, subletting or occupancy by an Affiliate or such merger, consolidation or reorganization with a Successor or such acquisition or change of control is not undertaken primarily for the purpose of avoiding the restrictions on assignment contained in this Section 17 and so long as the Affiliate or Successor has a tangible net worth of less than the greater of (1) Tenant’s tangible net worth at the time of execution of this Lease, or (2) Tenant’s tangible net worth at the time of the subletting, assignment, merger or consolidation.  “Affiliate” shall mean any entity controlling, controlled by or under common control with Tenant which, for purposes hereof, shall mean (x) ownership by Tenant of more than 51% of the outstanding voting capital stock of a corporation or more than 51% of the beneficial interests of any other entity and (y) the ability to effectively control or direct the business decisions of such corporation or entity.

18.           SURRENDER OF POSSESSION

Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall immediately surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted. All permanent alterations, improvements and additions to the Premises shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good condition, ordinary wear excepted, unless otherwise expressly provided in this Lease. Tenant shall remove all of its property from the Premises. Tenant agrees to remove at the termination of the Term or of its right of possession the following items of property: furniture, trade fixtures, equipment and all other items of Tenant’s property or temporary improvements on the Premises, except for such property which pursuant to the terms of this Lease, are Landlord’s property or in which Landlord enjoys a security interest, and Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused. by any such removal. If Tenant is required to but shall fail or refuse to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant’s expense may (1) remove the same or any part in any manner that Landlord shall choose, and (2) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person.

19.           HOLDING OVER

In the event Tenant holds over at the expiration of the Term, the tenancy shall become a month-to-month tenancy on the same terms and conditions of the Lease except Tenant shall pay to Landlord an amount as Rent equal to 125% of the Rent in effect for the last month of the Term during each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise.

20.           ESTOPPEL CERTIFICATE

A.            Tenant agrees upon request by Landlord, that Tenant will deliver to Landlord a statement in writing certifying (1) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease as modified is in full force and effect); (2) the dates on which Tenant began paying Rent and that no Rent has been paid in advance; (3) that neither the Tenant nor the Landlord is in default under any provision of this Lease, or, if in default, the nature thereof in detail; (4) that Tenant has no existing defenses or offsets to the enforcement of the Lease or, if any, specifying same; and (5) that Tenant has accepted and occupied the Premises; and (6) such other information which Landlord may reasonably request; it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or tenant of the Building, or any prospective assignee of any mortgage thereof.  Tenant shall execute and deliver whatever instruments may be required for such purposes, and in the event Tenant fails so to do within ten (10) days after demand in writing Tenant shall be considered in default under this Lease notwithstanding any other notice and cure periods as may be otherwise provided herein.

B.            Landlord agrees upon request by Tenant, but not more than once in any six (6) month time period, that Landlord will deliver to Tenant a statement in writing certifying (1) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease as modified is in full force and effect); (2) the dates on which Tenant began paying

Rent and that no Rent has been paid in advance; (3) that neither the Tenant nor the Landlord is in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (4) such other information which Tenant may reasonably request; it being intended that any such statement may be relied upon by any prospective purchaser, lender or unrelated assignee of the Tenant.  Landlord shall execute and deliver whatever instruments may be reasonably required for such purposes.

21.           SUBORDINATION/FINANCIAL STATEMENTS

A.            Subordination. This Lease is subject and subordinate to all present ground or underlying leases of the Land and to the lien of any mortgages or trust deeds, now in force against the Land, or all or any part of either, and to all renewals, extensions, modifications, consolidation and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds. Tenant has approved the form of the Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) prepared by Landlord’s current mortgagee, which is attached hereto as Exhibit H and incorporated herein by this reference. Landlord shall request and use commercially reasonable efforts to have a copy of the SNDA executed by Landlord’s current mortgagee delivered to Tenant within thirty (30) days of the Effective Date of this Lease. Landlord shall use commercially reasonable efforts to cause any future mortgagee to deliver to Tenant a commercially reasonable non-disturbance agreement on such mortgagee’s standard form during the Term of the Lease.  Tenant’s obligation to subordinate its interests to any future ground lessor or mortgagee will be conditioned on such ground lessor or mortgagee executing and delivering such non-disturbance agreement.  Tenant agrees that it will execute and return to Landlord such non-disturbance agreement within fifteen (15) days of receipt of same from Landlord, ground lessor or mortgagee.  Notwithstanding anything to the contrary herein, failure of Tenant to execute and return a subordination, non-disturbance and attornment agreement as provided in this paragraph shall be deemed a default by Tenant hereunder notwithstanding any other notice and cure periods as may be otherwise provided herein.

B.            Financial Statements.  Provided Tenant is not a publicly traded company, Tenant shall promptly provide Landlord with a full and complete copy of Tenant’s (and all guarantors’) annual financial statements (which shall be certified by the company’s chief financial officer if requested by Landlord) within ten (10) days after request by Landlord. Landlord may disclose such statements to Landlord’s mortgagees or ground lessors, potential mortgagees or ground lessors, potential purchasers and/or to such similar parties as Landlord may designate.

22.           CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, each of which Landlord may exercise without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set off or abatement of rent or any other claim:

A.            To change the Building’s name or street address.

B.            To install, affix and maintain any and all signs on the exterior and on the interior of the Building.

C.            To decorate or to make repairs, alterations, deletions, substitutions, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises (including, without limitation, installing, using, maintaining, repairing and/or replacing pipes, ducts and conduits in and through the Premises), and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable.

D.            To access the Premises at any time in the event of an emergency and Tenant relieves and releases the Landlord of all responsibility arising out of theft, robbery and pilferage therefrom. Upon the expiration of the Term or of Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any permitted safes, cabinets or vaults left in the Premises. Landlord hereby acknowledges that Tenant intends to install a key card access system to enter the Premises.

E.             To designate that window treatments shall consist of Building Standard blinds and to designate and approve, prior to installation, all types of additional window shades, blinds or draperies.

F.             To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building (so as not to exceed the legal live load per square foot designated by the structural engineers for the Building), and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building.

G.            To close the Building after Normal Business Hours and on Sundays and legal holidays subject, however, to Tenant’s right to admittance to the Premises under such regulations as Landlord may prescribe from time to time.

H.            To establish controls for the purpose of regulating all property and packages (both personal and otherwise) to be moved into or out of the Building and Premises.

I.              To reasonably regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of the loading docks, receiving areas and freight elevators.

J.             To show (during Normal Business Hours and with reasonable advance notice to Tenant) the Premises to prospective tenants at reasonable hours during the last twelve (12) months of the Term and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for reoccupancy.

K.            To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations, provided same do not unreasonably interfere with Tenant’s business operations.

L.             To retain exclusive control and management over all Common Areas, expressly reserving to Landlord the right to alter, eliminate, enlarge or otherwise make such changes to the Common Areas as Landlord, in its sole discretion, shall deem desirable. Landlord may operate, manage, equip, light and maintain the Common Areas in such manner as Landlord may from time to time determine.

23.           RULES AND REGULATIONS

Tenant covenants and agrees to keep and observe the rules and regulations attached to this Lease as Exhibit C and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations which, in its reasonable judgment, may be desirable, each of which additional rules and regulations shall become a part of this Lease. Landlord agrees that it will uniformly enforce the rules and regulations against all tenants in the Building.

24.           DEFAULT/LANDLORD’S REMEDIES

If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for a period of five (5) days or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for a period of thirty (30) days after written notice to Tenant, or if a default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within sixty (60) days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within sixty (60) days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, with or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

A.            Landlord may (1) terminate this Lease and the Term created thereby, and thereupon re-enter and take possession of the Premises, with legal process, and (2) at its option and without further notice, declare the Rent, for the entire remaining Term of this Lease, and any other indebtedness hereunder, if any, immediately due and payable as agreed upon liquidated damages without regard to whether or not possession shall have been surrendered to or taken by Landlord, and may commence action immediately thereupon and recover judgment therefore. In determining the Rent which would be payable by Tenant hereunder subsequent to default, the annual Rent for each year of the unexpired Term shall be calculated by not only computing the Base Rent for such period, but also computing Additional Rent for such period utilizing the average Additional Rent paid by Tenant from the commencement of the Term to the time of default, or during the preceding full calendar year, whichever period is shorter. In the event of any such acceleration of Rent, Landlord shall discount the same to present value based on the then current prime or base rate charged by Citibank, N.A. in New York, New York prior to seeking recovery thereof.

B.            Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating the Lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant, for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs. If Landlord shall fail to relet the Premises, Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for the balance of its original Term.  If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of such decorations, repairs, changes, alterations and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 24 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

C.            Landlord agrees that it shall, at all times, act in a commercially reasonable manner in attempting to mitigate its damages in the event of a Tenant default hereunder.

25.           EXPENSES OF ENFORCEMENT

Tenant shall pay upon demand, as Additional Rent, all Landlord’s reasonable costs, charges and expenses, including the reasonable fees and out of pocket expenses of counsel, agents and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation at the trial and appellate levels, negotiation or transaction in which Tenant causes Landlord without Landlord’s fault to become involved or concerned.

26.           COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved, and, on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed, and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises without any manner of molestation or hindrance from Landlord or any person, firm or corporation claiming by or through Landlord, subject to the terms, covenants, conditions, provisions, and agreements hereof.

27.           SECURITY DEPOSIT.

A.            Tenant has deposited with Landlord the sum set forth and listed as the Security Deposit on Exhibit B attached hereto, in cash, as security for the faithful performance, observance and compliance with all of the terms, covenants and conditions of this Lease on Tenant’s part to perform, observe or comply with. This sum shall be held by Landlord free of trust, and may be co-mingled with other (including Landlord’s own) funds, and Tenant shall not be entitled to receive the interest earned thereon, if any.  Landlord may use or apply on Tenant’s behalf or retain during the Term the whole or any part of the Security Deposit to the extent required for the payment of any Rent or other sums as to which Tenant may be in default hereunder or for any sum which Landlord may expend by reason of Tenant’s default in respect to any of the terms of this Lease, including but not limited to, any deficiency or damage incurred in reletting the Premises. After each application from the Security Deposit, Tenant shall upon demand replenish said deposit to the amount hereinabove set forth.  In the event that Tenant shall comply with all terms, provisions, covenants and conditions of this Lease, and provided that Tenant is not then in default beyond all applicable notice and cure periods, then after the expiration of the first (1st) Lease Year, Landlord shall return to Tenant, within thirty (30) days after such date, the equivalent of one (1) month’s Base Rent of the Security Deposit. In the further event that Tenant shall comply with all terms, provisions, covenants and conditions of this Lease, and provided that Tenant is not then in default beyond all applicable notice and cure periods, then after the expiration of the second (2nd) Lease Year, Landlord shall return to Tenant, within thirty (30) days after such date, the equivalent of one (1) month’s Base Rent of the Security Deposit. In the event that Tenant shall comply with all terms, provisions, covenants and conditions of this Lease, that portion, if any, of the cash security, as the case may be, not justifiably returned, used, applied or retained shall be returned to Tenant within thirty (30) days after the Termination Date and after the delivery of possession of the entire Demised Premises to Landlord, in accordance with, and subject to, the applicable provisions of this Lease.

B.            In the event of a sale or transfer of the Land or the Building, or Landlord’s interest in the Land or the Building, Landlord shall have the right, at no cost or expense to Landlord, to transfer or assign such cash security, as the case may be, to the vendee, transferee or lessee, and Landlord shall notify Tenant, by certified mail, return receipt requested, of such sale, transfer or lease, together with the name and address of such vendee, transferee or lessee, and Landlord shall thereupon be released by Tenant from all liability for the return of such cash security. In such event, Tenant agrees to look solely to the new landlord for the return of said cash security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash security to a new Landlord.

C.            Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, such cash security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance.

28.           REAL ESTATE BROKER

Tenant represents that the Tenant has dealt with no broker in connection with this Lease other than the Broker or Brokers, if any, named on Exhibit B attached to this Lease, and that insofar as the Tenant knows, no other broker or finder negotiated this Lease or is entitled to any commission or fee in connection herewith. Each party agrees to indemnify, defend and hold the other party free and harmless from and against all claims for broker’s commissions or finder’s fees by any person claiming to have been retained by the other party in connection with this transaction or to have caused this transaction, other than the Broker or Brokers, if any, named on Exhibit B attached hereto. Landlord agrees to pay the commissions due the Brokers named on Exhibit B attached hereto pursuant to the terms of separate agreements with each of the Brokers so named.

29.           HAZARDOUS WASTE

A.            Tenant shall not cause or permit any Hazardous Material to be used, stored, transported, released, handled, disturbed, produced or installed in, on or from the Premises or any other portion of the Building or Land. “Hazardous Material” as used herein shall mean any flammables, explosives, radioactive material, hazardous waste, hazardous or toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material as defined in any federal, state or local environmental law, ordinance, rule or regulation, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Material Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted in publications promulgated pursuant to each of the foregoing. In the event of a breach of the provisions of this Section, Landlord shall have the right in addition to all other rights and remedies of Landlord under this Lease or at law, to require Tenant to remove such Hazardous Materials from the Premises (or other portion of the Building or Land) in the manner prescribed for such removal by law and requirements of any public authorities. In addition, Tenant hereby indemnifies and holds Landlord harmless from and against any and all claim (including, without limitation, all mitigation costs and expenses), injury (including, without limitation, death), loss, cost, liability and damage, including, without limitation, penalties, fines, attorneys’ fees and disbursements to the extent incurred in connection with or arising (in whole or in part) from any cause whatsoever related to the transportation, presence, use, storage, release, handling, disturbing and/or producing of Hazardous Material in, on, about, to or from the Demised Premises, any default by Tenant under this Article, or any act or omission of Tenant in connection with Hazardous Material.

B.            Landlord hereby represents, covenants and warrants to Tenant that (1) Landlord has not brought any Hazardous Material onto the Land or the Building in violation of applicable laws; (2) Landlord has not received any written notice from any governmental authority or other agency concerning the removal of any Hazardous Material from the Land or the Building; and (3) Landlord has no knowledge of any underground storage tanks on the Land or the Building. Landlord shall provide Tenant with a copy of any and all written notices from governmental authority or other agency concerning any violation of applicable laws in connection with Hazardous Material on the Land or the Building. The representations, covenants and warranties contained in this paragraph shall survive the termination or expiration of this Lease.

C.            Landlord covenants and agrees to indemnify, defend and hold Tenant harmless from and against any and all liens, claims, demands, judgment, direct but not consequential damages, penalties, fines, costs, loss or expenses (including reasonable attorney, consultant and expert fees) that arise as a result of Landlord’s negligence or willful acts in the discharge of Hazardous Materials by Landlord, its employees or contractors on or in the Land or the Building. Without limiting the generality of the foregoing, this indemnification by Landlord shall include reasonable costs incurred in connection with any site investigation or any remedial, removal or restoration work resulting from the events indemnified against.

30.           RELOCATION OF TENANT

Intentionally deleted.

31.           MISCELLANEOUS.

A.            Rights Cumulative.  All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

B.            Interest.  In addition to other sums payable hereunder, all payments becoming due under this Lease and remaining unpaid when due shall bear interest until paid at a rate equal to the per annum rate charged from time to time by Citibank, NA. in New York, New York as its prime or base rate (but in no event at a rate which is more than the highest rate which is at ‘the time lawful in the State of Florida).

C.            Terms/Florida Law.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The terms of this Lease shall be governed in accordance with Florida law.

D.            Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Section 17 hereof.

E.             Lease Contains All Terms.  All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

F.             Delivery for Examination.  Submission of the form of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

G.            No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

H.            Modification of Lease.  If any lender requires, as a condition to its lending funds, the repayment of which is to be secured by a mortgage or trust deed on the Land and Building, or either, that certain non-material modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change in any adverse way the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute appropriate instruments effecting such modification.

I.              Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the unrestricted right to transfer its interest in all or any part of the Land and Building and in this Lease, and Tenant agrees that, in the event of any such transfer, Landlord shall automatically be released from all liability and obligations under this Lease from and after the date of such transfer, and Tenant agrees to look solely to such transferee (the “Transferee”) for the performance of Landlord’s obligations hereunder from and after the date of such transfer, and it will automatically be deemed and construed that the Transferee has assumed and agreed to carry out those obligations of Landlord under this Lease accruing from and after the date of such transfer. If the interests of Landlord under this Lease shall be transferred voluntarily, or by reason of foreclosure or other proceedings for enforcement of any mortgage on the Land or Building, Tenant shall, at the election of such Transferee, be bound to such Transferee for the balance of the Term hereof remaining, with the same force and effect as if the Transferee were Landlord under this Lease, and Tenant does hereby agree to attorn to the Transferee, including the mortgagee under any such mortgage if it be the Transferee, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments, upon the Transferee succeeding to the interest of Landlord under this Lease.

Notwithstanding the foregoing, however, Tenant hereby agrees to execute any instrument(s) which Landlord may deem desirable to evidence said attornment by Tenant. The respective rights and obligations of Tenant and the Transferee upon such attornment, to the extent of the then remaining balance of the Term of this Lease and any such extensions and renewals, shall be and are the same as those set forth herein.

J.             Intentionally Deleted.

K.            Prohibition Against Recording.  This Lease shall not be recorded.  However, the parties agree that at the request of either party and with the approval of Landlord’s lender, the parties will execute and deliver to the other a memorandum of this Lease which can be recorded by either party. simultaneously with the execution of the memorandum of lease, the parties shall execute a termination of the memorandum of lease to be held by Landlord in escrow pending the expiration or earlier termination of this Lease.

L.             Captions.  The captions of sections and subsections are for convenience .only and shall not be deemed to limit, construe, affect or alter the meaning of such sections or subsections.

M.           Only Landlord/Tenant Relationship.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

N.            Excuse of Landlord’s Performance.  Anything in this Lease to the contrary notwithstanding, Landlord shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease if same shall be due to any strike, lockout, civil commotion, war like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material or service, through an act of God or any other cause reasonably beyond the control of Landlord. Landlord shall not be liable for failure to give Tenant possession in accordance with the provisions of this Lease due to any of the foregoing conditions. The time for Landlord’s performance shall be extended as a result of the foregoing.

O.            Waiver.  To the extent permitted by law, Tenant hereby waives: (a) jury trial in any action or proceeding regarding a default by Tenant and/or Landlord’s right to possession, of the Premises, and (b) in any action or proceeding by Landlord in, connection with a default by Tenant and/or possession of the Premises, then Tenant waives the right to interpose any crossclaim or counterclaim.

P.             Joint and Several.  If more than one party or entity comprises the “Tenant”, or if Tenant is a partnership, the obligations hereunder imposed upon Tenant, and the general partners of Tenant, as the case may be, shall be joint and several.

Q.            Survival.  All obligations of Tenant or Landlord which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Lease shall survive such expiration or termination. Express provisions herein which require or permit survival in specific instances, or as to specific obligations, shall not be deemed a limitation upon the generality of this survival clause.

32.           NOTICES

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be sent by United States mail, certified or registered mail, postage prepaid, or by express mail with a reputable overnight courier service, or in the case of Tenant by personal delivery, and addressed as follows: (i) If to Tenant: addressed to Tenant and sent or delivered to Tenant at either “Tenant’s Address for Notices” as set forth on Exhibit B attached to this Lease (or to such other place as Tenant may from time to time designate in a written notice received by Landlord) or, instead, delivered to Tenant at the Premises; (ii) If to Landlord: addressed to Landlord and sent to Landlord at “Landlord’s Address for Notices” as set forth on Exhibit B attached to this Lease (or to such other place as Landlord may from time to time designate in a written notice to Tenant).

Notices and demands sent by United States mail, certified or registered mail, postage prepaid, will be deemed given three (3) days after sending. Notices and demands sent by express mail with a reputable overnight courier service will be deemed given the following business day. Notices and demands delivered personally will be deemed to have been given as of the date delivery is given or attempted.

33.           LIMITATION ON LANDLORD’S LIABILITY

A.            It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord, and any liability for damage or breach of nonperformance by Landlord shall be collectible only out of Landlord’s interest in the Building and Land and no personal liability is assumed by, nor at any time may be asserted against, Landlord or any of its or their members, partners, officers, shareholders, heirs, legal representatives, successors and/or assigns, all such liability, if any, being expressly waived and released by Tenant.

B.            It is expressly understood and agreed by Landlord that none of Tenant’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Tenant, and any liability for damage or breach of nonperformance by Tenant shall be collectible only out of the assets of Tenant and no personal liability is assumed by, nor at any time may be asserted against, Tenant or any of its or their directors, partners, officers, shareholders, affiliates, heirs, legal representatives, successors and/or assigns, all such liability, if any, being expressly waived and released by Landlord.

34.           RENEWAL OPTION.

A.            Provided Tenant is not in default under the Lease beyond any applicable cure period, Tenant will have the option (the “Renewal Option”) of extending the term of the Lease for one (1) additional term of five (5) years (the “Renewal Term”) by notifying (the “Renewal Notice”) Landlord in writing of its intention to exercise the Renewal Option no earlier than twelve (12) months and no later than six (6) months prior to the expiration of the original term of the Lease (the “Primary Term”).  The terms and conditions of the Renewal Term will be as follows:

(i)                                     The Renewal Term will commence (the “Renewal Term Commencement Date”) immediately upon the expiration of the Primary Term and shall expire at midnight on the last day of the sixtieth (60th) calendar month thereafter.

(ii)                                  The annual Base Rent for the first twelve (12) months of the Renewal Term will be an amount equal to the “Market Rate” (as defined in paragraph B below) for the Premises for such twelve (12) month period, and will increase on the first anniversary of the Renewal Term Commencement Date, and on each and every anniversary of such date, to reflect the increased Market Rate (as defined in paragraph B below) for such period.

(iii)                               Except as modified by this Section, all provisions of, and payments under, the Lease will be equally applicable during the Renewal Term, and that (a) there will be no further Renewal Option, and (b) Tenant will be entitled to further abatement, allowance or other concession that may be negotiated between the parties at such time

(including, without limitation, the abatements, allowances and/or concessions set forth in Article 5 and/or Exhibit B of the Lease).

B.            “Market Rate”, for the purposes of this Article, shall mean the amount of annual Base Rent a tenant in an arms length transaction would pay for comparable space in the Building (excluding allowances, abatements and all other concessions) for each twelve (12) month period occurring during the Renewal Term, or if no figures are available, then for comparable space in a similar competitive area.  Notwithstanding the above, however, in no event shall the “Market Rate” for the first twelve (12) months of the Renewal Term (or for any subsequent twelve (12) month period) ever be less than the annual Base Rent payable under this Lease for the last twelve (12) months of the Primary Term, and the above limitation shall be applicable whether or not Market Rate is determined with or without resorting to the arbitration procedure discussed in more detail below.  In the event that Landlord and Tenant, acting reasonably and in good faith, cannot mutually agree as to the “Market Rate”, for each twelve (12) month period occurring during the Renewal Term within sixty (60) days of Landlord’s receipt of the Renewal Notice, then, and in that event, the parties agree to submit the matter to arbitration.  Such arbitration shall be conducted as follows:  within ten (10) days of delivery of written notice from either party to the other of its intention to arbitrate this matter, the parties shall mutually select a licensed real estate appraiser, duly qualified, licensed within the State of Florida for a minimum of five (5) years, having at least five (5) years experience with respect to office leasing in the vicinity of the Building, and recognized as ethical and reputable within his or her field.  Each party shall present their respective figures to the arbitrator within fifteen (15) days of the arbitrator’s appointment.  Based upon the standards set forth in this subparagraph b above) within fifteen (15) days of the last of the parties to present its figures to the arbitrator, the arbitrator shall select either one or the other parties’ figures for each twelve (12) month period in dispute.  In arriving at the individual determinations of “Market Rate”, the arbitrator must consider the standards set forth above.  The decisions of the arbitrator shall be binding and the expense of the arbitrator shall be split equally between the two (2) parties.

35.           PARKING.

A.            General.  Landlord will provide Tenant during the Term with unassigned, nonexclusive parking spaces in the area designated by Landlord for parking (the “Parking Area”) (which Landlord may from time to time make available) for the number of parking spaces set forth on Exhibit B attached hereto, which shall include ten (10) marked parking spaces for the exclusive use of Tenant as identified on Exhibit F attached hereto. All of such parking spaces may be used only by principals, employees, invitees and agents of Tenant.

B.            Conditions.  Tenant’s right to use, and its right to permit its principals, employees, invitees and agents to use, the Parking Area pursuant to this Lease are subject to the following conditions: (i) Landlord has made no representations or warranties with respect to the Parking Area, the number of spaces located therein or access thereto except the number of parking spaces as set forth on Exhibit B attached hereto; (ii) Landlord reserves the right to reduce the number of spaces in the Parking Area (provided it doesn’t reduce the number of parking spaces available to Tenant as set forth on Exhibit B) and/or rearrange the designation of any spaces (to the extent so designated) and/or change access thereto and/or alter the methods used to control parking and to establish such controls and rules and regulations provided in any event such parking is consistent with the parking set forth in Exhibit B (such as parking stickers to be affixed to vehicles) regarding parking that Landlord may reasonably deem desirable (with Landlord having the right to tow or otherwise remove vehicles improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of the offending owner of the vehicle); and none of the foregoing shall entitle Tenant to and claim against Landlord or to any abatement of Rent (or any part thereof); (iii) Landlord has no obligation to provide a parking lot attendant and Landlord shall have no liability on account of any theft, loss or damage to any vehicle or the contents thereof, or injury (including death) to person(s), Tenant hereby agreeing to bear the risk for same, and indemnify Landlord for claims and/or awards made against Landlord in connection with the use of the Parking Area and “Remote Parking Lot” (as defined in Exhibit B) by Tenant, its authorized agents, employees and contractors, provided such claims or awards are caused by the gross negligence or willful acts of Tenant, its authorized agents, employees and contractors; (iv) Tenant, its principals, employees, invitees and agents shall park their automobiles and other vehicles only where and as designated from time to time by Landlord at the Parking Area; and (v) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers of any vehicles of Tenant, its principals, employees, invitees and agents.

C.            Landlord agrees to provide appropriate lighting in the Parking Area on the days that the Building is open for business. Landlord hereby acknowledges that Tenant, at Tenant’s sole cost and expense and subject to reasonable approval rights of Landlord, may have its own security guard within the Premises and available to Tenant’s employees to and from the Premises and the Parking Area and Remote Parking Lot.

D.            Landlord agrees that Tenant and its employees, agents and invitees shall have the ability to access the Remote Parking Lot through the atrium and Common Areas of the Building during Normal Business Hours and thereafter, subject to the secured access limitations, as reasonably determined by Landlord.

36.           RIGHT OF FIRST REFUSAL.

A.            Subject to any and all rights of tenants and/or any other parties as of the date this Lease becomes fully executed, during the initial term only of the Lease (subject to the limitations set forth below and, also, expressly excluding the “Renewal Term” as defined below) and provided Tenant is not then in default under the Lease beyond the expiration of any applicable notice and cure periods, Landlord hereby grants Tenant a right of first refusal (the “First Refusal Right”) to lease pursuant to the terms set forth in this paragraph below all or a portion of the space located contiguous to the Premises (the “Right of First Refusal Space”), as shown on Exhibit E attached to this Lease.

B.            In the event a prospective tenant makes a bona fide arms-length offer (the “Offer”) to lease or occupy all or any portion of the Right of First Refusal Space which Landlord desires to accept, then, in such event, Landlord shall send Tenant a written notice setting forth the material business terms of the Offer (“Landlord’s Offer Notice”).  Upon receipt of Landlord’s Offer Notice, Tenant shall have ten (10) business days in which to exercise its First Refusal Right by sending Landlord a written notice (“Tenant’s Acceptance Notice”) stating that Tenant is exercising its First Refusal Right with respect to that portion of the Right of First

Refusal Space which is the subject of the Offer (the “Accepted Space”).  If Tenant fails to send Tenant’s Acceptance Notice within such ten (10) business day period, Tenant’s rights to exercise its First Refusal Right with respect to that particular space shall be forever null and void pursuant to this subparagraph, unless Landlord fails to enter into a lease agreement consistent in all material respects to the terms set forth in Landlord’s Offer Notice with a third party within a timeframe as determined from time to time by Landlord (failing which Tenant’s applicable First Refusal Right shall then be reinstated).

C.            If Tenant timely and properly exercises its First Refusal Right, then Landlord shall prepare, and the parties shall execute, a formal document by which the Accepted Space becomes part of the Demised Premises upon the terms and conditions contained in the applicable Offer, subject only to the following:

(a)         The Base Rent for the Accepted Space will commence (the “Accepted Space Commencement Date”) upon the date specified in the Offer (but not later than sixty (60) days following the date upon which Tenant delivers the applicable Tenant’s Acceptance Notice).

(b)         Commencing upon the Accepted Space Commencement Date and continuing for the applicable portion of the Term of the Lease, Base Rent for the applicable Accepted Space shall be payable in monthly installments as set forth in Article 3 of this Lease and shall terminate at the end of the Lease Term in accordance with the Offer.

(c)         Tenant’s Proportionate Share shall automatically be increased upon the Accepted Space Commencement Date to reflect the increase in the space being leased by Tenant as a result of the Accepted Space; however the number of parking spaces will be calculated based on a rate of six (6) spaces per 1,000 rentable square feet.  In the event that Landlord determines, in Landlord’s sole discretion, at the time of delivery of Landlord’s Offer Notice that enough parking spaces are or will be available so as to increase the parking space rate to ten (10) spaces per 1,000 rentable square feet by using the area in the Remote Parking Lot, then Landlord shall so state in Landlord’s Offer Notice, and Tenant shall provide written notice to Landlord in the Tenant’s Acceptance Notice whether or not Tenant desires to accept said additional parking spaces, if available.

(d)           Tenant shall not be entitled to any allowance credit, rent abatement, or any other concessions whatsoever with respect to any of the Accepted Space other than provided in the Offer.

(e)         Upon the Accepted Space Commencement Date and continuing for the applicable portion of the Term of the Lease, all other terms and conditions contained in the Lease, as amended, shall be equally applicable to the Accepted Space, (except that Tenant shall not be entitled to any allowance or any rent abatement or any other concession, other than provided in the Offer).

37.           EFFECTIVE DATE.

The parties hereby acknowledge and agree that this Lease shall be effective only upon the signing and the unconditional delivery to the other by both Landlord and Tenant.

38.           RADON.

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

39.           SATELLITE DISH.

Subject to Tenant first obtaining all required governmental approvals, Tenant may, at Tenant’s sole cost and expense, install and maintain satellite and microwave antenna, antenna tower(s) and/or base, radio antenna and all related cabling, equipment and/or personalty (collectively, the “Antenna And Equipment Facilities”), on the roof of the Building (the “Antenna And Equipment Site”).  The location, size, details of installation and operation of the Antenna And Equipment Site, as well as the specifications and type of Antenna And Equipment Facilities, shall in all respects be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall make the Building riser space available to Tenant for connection of wiring or cables to the Antenna And Equipment Facilities installed on the roof of the Building if and to the extent Landlord has received in advance detailed plans from Tenant identifying the Antenna And Equipment Facilities, the weight of the Antenna And Equipment Facilities and the method of installation, and Landlord has approved such detailed plans, in Landlord’s reasonable discretion.  All installation, use, maintenance, repair and replacement, as applicable, of the Antenna And Equipment Facilities and the Antenna And Equipment Site shall be conducted by Tenant in accordance with all applicable laws, rules, regulations and ordinances, and such other rules or requirements as Landlord may from time to time reasonably impose.  Notwithstanding the foregoing, Landlord makes no representation nor warranty as to the adequacy of such riser space for such purpose, nor whether any Antenna And Equipment Facilities may properly or lawfully be used at the Antenna And Equipment Site without interruption or interference.  In addition, Landlord or any local government may require Tenant to shield the Antenna And Equipment Facilities with a screen for aesthetic purposes and, if so requested, Tenant shall promptly comply, at Tenant’s sole cost and expense.  Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state, or local government for installation, operation, maintenance, repair and replacement of the Antenna And Equipment Facilities and Tenant shall pay all fees attendant thereto.  If the Antenna And Equipment Facilities is installed, Tenant shall have sole responsibility for the maintenance, repair and replacement thereof and of all cabling and wiring ancillary thereto, without contribution from Landlord.

Landlord shall not charge Tenant Additional Rent for the use of the Antenna and Equipment Facilities.  However, if the insurance premium or real estate tax assessment charged to Landlord with respect to the Building increases as a result of the presence or operation of the Antenna And Equipment Facilities, Tenant shall pay the amount of such increase, as Additional Rent, within fifteen (15) days after Landlord delivers a bill for such increase.  In the event the use of the Antenna And Equipment Facilities by Tenant ceases or is interfered with for any reason whatsoever, Tenant shall have neither a claim for abatement or diminution of rent, nor a claim for damages, on account of such cessation of use.

Tenant covenants that the ownership, installation, use, maintenance and removal of the Antenna And Equipment Facilities will be at Tenant’s sole risk.  Tenant further covenants that it will not permit the Antenna And Equipment Facilities to be used by others without Landlord’s prior written consent (which may be given or withheld in Landlord’s sole discretion).  Tenant agrees to indemnify and save Landlord harmless from and against all claims, actions, damages, liability and expenses, including reasonable attorney’s fees, arising from or relating to the ownership, installation, use and operation, maintenance and repair, and removal of the Antenna And Equipment Facilities and related appurtenances, including (without limitation) any concrete pad upon which the Antenna And Equipment Facilities may be located.  To insure such indemnity, all of Tenant’s insurance policies required under this Lease must include the Antenna And Equipment Facilities as an insured risk.

In the event the Antenna And Equipment Facilities, or use thereof, causes damage to the structure, or to the mechanical or electrical systems of the Building, or interferes with any service provided by Landlord to any tenant or occupant of the Building, Landlord may, upon written notice to Tenant, immediately revoke Tenant’s permission to use the Antenna And Equipment Facilities, in which case Tenant shall immediately cease use of and remove the Antenna And Equipment Facilities.  Any failure by Tenant to comply with the provisions of this section shall be a default of this Lease (without the necessity of notice), and Landlord may (i) require Tenant to immediately cease use of and remove the Antenna And Equipment Facilities and/or (ii) avail itself of any and all remedies provided under this Lease, at law and/or in equity.

Prior to the expiration or earlier termination of the Term of this Lease, Tenant shall remove the Antenna And Equipment Facilities.  The ancillary cabling and wiring shall become the property of Landlord and remain in the Building, or be removed by Tenant, at Landlord’s sole election, and if elected by Landlord, Tenant shall remove the Antenna And Equipment Facilities and related cables and wiring and restore the roof, the riser space and all other affected portions of the Building to the same condition in which they existed prior to such installation, reasonable wear and tear excluded, at Tenant’s expense and in accordance with those requirements imposed by Landlord.  In the event Tenant fails to so remove the Antenna And Equipment Facilities, Landlord may remove and dispose the Antenna And Equipment Facilities, at Tenant’s cost and expense, without liability for any property of Tenant or any third party disposed of or removed by Landlord.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

40.           TENANT’S TERMINATION OPTION.

As long as the named Tenant is then in possession of all the Demised Premises under this Lease and provided there is no default which remains uncured at the time Landlord receives the “Termination Notice” (as defined below) or at anytime thereafter through the “Early Termination

Date” (as defined below) (except to the extent Landlord, in, Landlord’s sole discretion, waives such condition), Tenant shall have the one time right (the “Termination Right”), at Tenant’s sole discretion but with payment (as provided in this paragraph below), to terminate the Lease at the end of the seventh (7th) Lease Year (the “Early Termination Date”) provided, (a) Landlord receives written notice (the “Termination Notice”) from Tenant no later than the end of the sixth (6th) Lease Year, time being of the essence, stating that Tenant is exercising the Termination Right, (b) Tenant pays to Landlord simultaneously with the Termination Notice, time being of the essence, fifty percent (50%) of a non-refundable amount (the “Early Termination Payment”), not as a penalty, equal to Two Hundred Fifteen Thousand Four Hundred One and 98/100s Dollars ($215,401.98), and (c) Tenant pays to Landlord simultaneously with the Termination Notice, time being of the essence, the unamortized amount of the costs incurred by Landlord for the (1) Reimbursement Work, and (2) the fees Landlord paid the Brokers (collectively, the “Early Termination Costs”), based on the number of months left in the Term of the Lease divided by the original Lease Term of one hundred twenty (120) months. In the event Tenant timely and properly exercises the Termination Right then, in such event, and in addition to those other Tenant obligations provided for in the Lease, (i) Tenant shall vacate and deliver the Demised Premises to Landlord free of all occupants and in good broom-clean condition no later than 5:00 P.M. on the Early Termination Date, time being of the essence, failing which and in addition to any and all rights and remedies to which Landlord is entitled under the Lease, at law and/or in equity, Tenant shall also be liable to Landlord for damages (including, without limitation, all consequential damages, as well as all damages and/or costs and/or fines and/or payments Landlord may incur to a third party as a result of such failure), (ii) Tenant shall pay the remaining fifty percent (50%) of the Early Termination Payment not later than 5:00 P.M. on the Early Termination Date, time being of the essence, (iii) Tenant shall continue to be responsible for any and all indemnity obligations with respect to the Demised Premises as provided for under the Lease, as well as with respect to the acts or omissions of Tenant and/or Tenant’s employees, guests, invitees, licensees, agents and/or  any other party or parties under any such party’s or parties’ reasonable control prior to the last to occur of the date upon which the Early Termination Date occurs or Tenant properly complies with the requirements set forth in subparagraphs (i) and (ii) directly above, and (iv) the Early Termination Payment and Early Termination Costs, once paid to Landlord, shall belong exclusively to Landlord, shall be non-refundable to Tenant and, in no event shall Tenant ever receive a credit for, or return of, the Early Termination Payment or Early Termination Costs (or any portion thereof), it being expressly acknowledged that such payments are being made by Tenant in consideration of Landlord granting Tenant the Termination Right and that no portion is, or shall be attributable to, annual Base Rent, Additional Rent and/or any other sum otherwise due and payable under the Lease.  The terms of this Section shall survive the expiration or termination of the Lease.

41.           GENERATOR.

Subject to Tenant first obtaining all required governmental approvals, Tenant may, at Tenant’s sole cost and expense, install and maintain, repair, replace, operate and remove a generator, fuel tank and exhaust system (collectively, the “Generator”) at a location shown on Exhibit F attached hereto and made a part hereof. The size, details of installation and operation of the Generator, as well as the specifications and type of Generator, shall in all respects be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. All installation, use, maintenance, repair and replacement, as applicable, of the Generator shall be conducted by Tenant in strict accordance with all applicable laws, rules, regulations and ordinances, and such other reasonable rules or requirements as Landlord may from time to time reasonably impose.  Landlord or any local government may require Tenant to shield or enclose the Generator with a screen for aesthetic purposes or a fence for security purposes, and, if so requested, Tenant shall promptly comply, at Tenant’s sole cost and expense.  Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state, or local government or property owner’s association for installation, operation, maintenance, repair and replacement of the Generator and Tenant shall pay all fees attendant thereto.  If the Generator is installed, Tenant shall have sole responsibility for the maintenance, repair and replacement thereof and of all cabling and wiring ancillary thereto, without contribution from Landlord.

Landlord shall not charge Tenant Additional Rent for the use of the Generator.  However, if the insurance premium or real estate tax assessment charged to Landlord with respect to the Building increases as a result of the presence or operation of the Generator, Tenant shall pay the amount of such increase, as Additional Rent, within thirty (30) days after Landlord delivers a bill for such increase.  In the event the use of the Generator by Tenant ceases or is interfered with for any reason whatsoever, other than due to the gross negligence or willful misconduct of Landlord, its employees or contractors, Tenant shall have neither a claim for abatement or diminution of rent, nor a claim for damages, on account of such cessation of use.

Tenant covenants that the ownership, installation, use, maintenance and removal of the Generator will be at Tenant’s sole risk.  Tenant further covenants that it will not permit the Generator to be used by others without Landlord’s prior written consent (which may not be unreasonably withheld, delayed or conditioned).  Tenant agrees to indemnify and save Landlord harmless from and against all claims, actions, damages, liability and expenses, including reasonable attorney’s fees, arising from or relating to the ownership, installation, use and operation, maintenance and repair, and removal of the Generator and related appurtenances, including (without limitation) any concrete pad upon which the Generator may be located.  To insure such indemnity, all of Tenant’s insurance policies required under this Lease must include the Generator as an insured risk.

In the event the Generator, or use thereof, causes damage to the structure, or to the mechanical or electrical systems of the Building, or interferes with any service provided by Landlord to any tenant or occupant of the Building, Landlord may, upon written notice to Tenant, immediately revoke Tenant’s permission to use the Generator, in which case Tenant shall immediately cease use of and remove the Generator.  Any failure by Tenant to comply with the provisions of this section shall be a default of this Lease, and Landlord may (i) require Tenant to immediately cease use of and remove the Generator and/or (ii) avail itself of any and all remedies provided under this Lease, at law and/or in equity.

Prior to the expiration or earlier termination of the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove the Generator and all ancillary cabling and wiring related thereto and restore the all affected portions of the Building to the same condition in which they existed prior to such installation, reasonable wear and tear excluded, and in accordance with those requirements imposed by Landlord.  In the event Tenant fails to so remove the Generator, Landlord may remove and dispose the Generator, at Tenant’s cost and expense, without liability for any property of Tenant or any third party disposed of or removed by Landlord.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

42.           STORAGE/FILE SPACE.

Landlord agrees to lease to Tenant, throughout the Term, approximately 3,200 additional rentable square feet of space located as more particularly delineated on the attached Exhibit A-3 for storage and file space in an amount set forth on Exhibit B attached hereto.

43.           BUILDING  AND PYLON SIGNAGE.

Tenant, at Tenant’s sole cost and expense, shall have the right to place Tenant’s name (“Tenant’s Building Signage”) on the canopy at the main entrance into the 300 wing of the Building (as designated by Landlord) located in the area shown on Exhibit D attached to this Lease (the “Building Signage Location”), and on a panel (as designated by Landlord) of the existing pylon sign for the Building, provided, (i) Landlord must first approve Tenant’s Building Signage with respect to content, design, color, size, type, and format, such approval not to be unreasonably withheld, conditioned or delayed, (ii) Tenant obtains (and maintains) any and all required governmental permits and association approvals in connection with Tenant’s Building Signage, at Tenant’s sole cost and expense, (iii) Tenant promptly installs, and maintains, Tenant’s Building Signage in good condition throughout the Term, all at Tenant’s sole cost and expense, using a contractor reasonably acceptable to Landlord, and in accordance with the terms of this Lease (including, without limitation, Article 10 of this Lease which shall also be applicable to Tenant’s Building Signage) and plans approved in advance by Landlord, (iv) Tenant’s Building Signage complies with all applicable laws, rules and regulations, (v) in the event the Tenant’s Building Signage is required by applicable governmental authority or owner’s association to be removed then, if Tenant fails to promptly remove the signage, Landlord may do so (at Tenant’s cost) without incurring any liability to Tenant, (vi) Tenant’s Building Signage shall be allowed only as long as Tenant is not in default under this Lease, beyond all applicable cure periods, (vii) Tenant, at Tenant’s sole cost and expense, shall remove Tenant’s Building Signage, and shall repair any damage caused by Tenant’s Building Signage, all no later than the first to occur of three (3) days after notification by Landlord that Tenant is in default under this Lease (beyond all applicable cure periods) and removal is required or the expiration or termination of this Lease, and (viii) Tenant shall indemnify and hold Landlord harmless in connection with any claim, loss, injury (including, without limitation, loss of life) or damage caused by or in connection with Tenant’s Building Signage. In the event Tenant is required to remove Tenant’s Building Signage due to the Right of First Refusal Space being leased to a third party and such third party objecting to the location of Tenant’s signage on the canopy at the main entrance into the 300 wing of the Building, the Building Signage Location shall then be considered that area directly in front of the Premises at the location (the “Alternate Building  Signage Location”) set forth on Exhibit D attached hereto, and Tenant shall relocate Tenant’s Building Signage to the Alternate Building Signage Location, at Tenant’s sole cost and expense, within thirty (30) days of such request by Landlord, subject to the provisions set forth herein. In the event Tenant is required to relocate its signage as set forth above, Landlord agrees that no other tenant in the Building shall have the right to place its signage on the canopy at the main entrance into the 300 wing of the Building during the Lease Term.  Landlord hereby agrees to remove all of the existing tenant’s signage prior to the Commencement Date, at Landlord’s sole cost and expense.

44.           COMPLIANCE.

Landlord shall be responsible for compliance with all applicable federal, state and local laws including the Americans with Disabilities act with regard to the Common Areas of the Building and Land.

45.           COUNTERPARTS.

This Lease may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS of the foregoing, Landlord and Tenant have signed this Lease as of the date first written above.

WITNESSES:	TENANT:

CLAYTON SERVICES INC., a Delaware corporation

	By:	/s/ Frederick C. Herbert
Frederick C. Herbert
	Its:	Chief Financial Officer

Fed. I.D. No.:

LANDLORD:

FOA 6302 EAST MARTIN LUTHER KING BOULEVARD, LLC, a Delaware limited liability company

By: 6302 East Martin Luther King Boulevard Associates, LLC, a Delaware limited liability company

By: Alliance Commercial Holdings II, LLC, a Colorado limited liability company, its managing member

By: Alliance Commercial Partners, LLC, a Colorado limited liability company, its managing member

/s/ K. Rutting		By:	/s/ Douglas McCormick
		Name:	Douglas McCormick
		Title:	Member
/s/ Marjorie Ball

EXHIBIT A

A-1

EXHIBIT A-1

LAND LEGAL DESCRIPTION

INTERSTATE CORPORATE CENTER
6302 East Martin Luther King Boulevard
Tampa, Florida 33619

From SW Cor of Sec. 2 Run N 191.31 feet to Pt North R/W line of Interstate 4 and North 61 Deg. Section 2 and 3-29-19 from SE Cor of Sec 3 run North 191.31 feet.  From SE Cor of Sec 3 urn North 191.31 feet to Pt on North R/W line of Interstate 4 THN S 61 Deg. Tract Beg SE Cor run North 191.31 feet to a Pt NWLY R/W line Interstate 4 THN S 61 Deg. 14 MI

A-1-1

EXHIBIT A-2

APPROVED SPACE PLANS

Tenant shall perform the Tenant’s Work in the Premises, using Building standard materials, in accordance with specifications acceptable in all respects to Landlord, in Landlord’s reasonable discretion:

[Attach Space Plan]

A-2-1

EXHIBIT A-3

FILE/STORAGE SPACE

A-3-1

EXHIBIT B

BASIC LEASE TERMS

Tenant:	Clayton Services, Inc., a Delaware corporation

Location of Premises:	A portion of the 300 wing located within the Building (Interstate Corporate
Center), as shown in the plan attached as Exhibit A (and commonly referred to as Suite 300)

Term:	One Hundred Twenty (120) months commencing upon the Commencement Date

Commencement Date:	April 1, 2007 [Ninety (90) days after Landlord delivers to Tenant exclusive possession of the Demised Premises as provided for in the Lease]

Termination Date:	One Hundred Twenty (120) months following the Commencement Date

Tax Base:	Calendar year 2007

Operating Expense Base:	Calendar year 2007

Base Rent Payment Per Annum (for Demised Premises):	Months one (1) through twelve (12) following the Commencement Date: $57,099.63 per month ($13.40 per rentable square foot per annum).

Months thirteen (13) through twenty-four (24) following the Commencement Date: $58,804.10 per month ($13.80 per rentable square foot per annum).

Months twenty-five (25) through thirty-six (36) following the Commencement Date: $60,508.57 per month ($14.20 per rentable square foot per annum).

Months thirty-seven (37) through forty-eight (48) following the Commencement Date: $62,213.03 per month ($14.60 per rentable square foot per annum).

Months forty-eight (48) through sixty (60) following the Commencement Date: $65,408.91 per month ($15.35 per rentable square foot per annum).

Months sixty-one (61) through seventy-two (72) following the Commencement Date: $68,604.78 per month ($16.10 per rentable square foot per annum).

Months seventy-three (73) through eighty-four (84) following the Commencement Date: $71,800.66 per month ($16.85 per rentable square foot per annum).

Months eighty-five (85) through ninety-six (96) following the Commencement Date: $74,996.53 per month ($17.60 per rentable square foot per annum).

Months ninety-seven (97) through one hundred eight (108) following the Commencement Date: $78,192.41 per month ($18.35 per rentable square foot per annum).

Months one hundred nine (109) through one hundred twenty (120) following the Commencement Date: $81,388.28 per month ($19.10 per rentable square foot per annum).

Base Rent Payment Per Annum (for Storage/File Space)	Months one (1) through one hundred twenty (120) following the Commencement Date: $2,666.66 per month ($10.00 per rentable square foot per annum).

Rentable Area of the Premises:	Approximately 51,134 rentable square feet

Tenant’s Proportionate Share:	14.826% (Based on a rentable area of the Building of 344,890 rentable square feet).

Type of Use:	General office use

Brokers:	Tenant’s broker: CB Richard Ellis Landlord’s broker: Bishop & Associates, Inc.

Security Deposit	$171,298.89(plus all applicable sales or use tax) delivered and held in accordance with Section 27 of this Lease

Prepaid Base Rent:	$57,099.63 (plus all applicable sales or use tax)

Land:	The property described on Exhibit A-1 as same may be increased or decreased by
Landlord from time to time.

Tenant’s Address for Notices:	6302 East Martin Luther King Blvd.
Suite 300
Tampa, Florida 33619
Attn: General Manager

With a copy to:

Clayton Services Inc.
2 Corporate Drive

Shelton, Connecticut 06684
Attn: General Counsel
With a copy to:
Ivey, Barnum & O’Mara, LLC
170 Mason Street q.
Greenwich, Connecticut 06830
Attn: Steven B. Steinmetz, Es

Landlord’s Address for Notice:	c/o Alliance Commercial Partners, L.L.C.
165 South Union Blvd., Suite 510
Lakewood, Colorado 80228
Attn: General Counsel

Additional AC Amount:	Landlord’s then standard Building rate for the Common Areas servicing the

Premises, multiplied by the number of hours (or portion thereof) in which air conditioning is provided outside of Normal Business Hours. Such minimum rate may be adjusted upward by Landlord from time to time to account for increases in rates of the applicable utility company providing service to the Building, as determined by Landlord.

Number of Parking Spaces:	Tenant shall have a ratio of six (6) unreserved parking spaces per 1,000 rentable square feet leased at no cost to Tenant for the Term of the Lease. In addition, Tenant shall have a ratio of four (4) parking spaces per 1,000 rentable square feet leased in locations as reasonably designated by Landlord and as identified on Exhibit G attached hereto and made a part hereof at no cost to Tenant for the Term of the Lease. The parking spaces that exceed the ratio of six (6) parking spaces per 1,000 rentable square feet may be in the general parking area of the Building as identified on Exhibit G attached hereto until the time that the Building occupancy warrants, in Landlord’s sole discretion, that it is a detriment to other Tenants parking ability at the Building. At that time and upon written notice to Tenant, Tenant shall then relocate parking spaces that exceed the ratio of six (6) parking spaces per 1,000 rentable square feet to the western portion of the Land designated by Landlord as identified on Exhibit G attached hereto (the “Remote Parking Lot”), and Landlord shall be responsible for such parking lot surfacing or improvements that may be required.

EXHIBIT B-I

Use and Operation

1.01         Subject to, in accordance with, and to the extent permitted by, all rules, regulations, laws, ordinances, statutes and requirements of all governmental authorities, the Fire Insurance Rating Organization, Board of Fire Insurance Underwriters and/or other similar bodies having jurisdiction thereof, and the Certificate of Occupancy for the Building (if any), Tenant covenants and agrees that it shall use the Demised Premises solely as and for general office use as set forth on Exhibit B attached to this Lease, or for such other use as expressly set forth in the Lease. The Demised Premises shall be used for no other purpose, Tenant hereby acknowledging that Landlord has made no representation or warranty as to whether such use(s) are permitted, or whether the Demised Premises may be lawfully occupied and used for the uses described in this sentence, or whether the Demised Premises are suitable for such use(s).

1.02         Tenant covenants that Tenant will not use or suffer or permit any person to use the Demised Premises for any unlawful purpose. Tenant covenants that Tenant will obtain and maintain, at Tenant’s sole cost and expense, all licenses and permits from any and all governmental authorities having jurisdiction of the Demised Premises which may be necessary for the conduct of Tenant’s business thereon including, without limitation, a Certificate of Occupancy or Certificate of Completion for any Improvements by Tenant. Tenant’s use of the Demised Premises shall be subject to, and conditioned upon, procuring, maintaining and complying with such licenses and permits, but Tenant’s failure to procure, maintain or comply with such licenses or permits shall not relieve or release Tenant from any of its obligations or liabilities under this Lease. Tenant further covenants to comply with and be solely responsible for compliance with all applicable laws, resolutions, codes, rules and regulations of any department, bureau, agency or any governmental (as well as quasi-governmental) authority having jurisdiction over the operation, occupancy, maintenance and use of the Demised Premises for the purpose set forth herein (including, without limitation, The Americans With Disabilities Act). Tenant will indemnify and save Landlord harmless from and against any and all claims, penalties, fines, judgments, loss, damage or expense imposed by reason of a violation of any applicable law or ordinance or the~ rules and regulations of governmental (as well as quasi-governmental) authorities having jurisdiction thereof relating to Tenant’s use, operation and/or occupancy, which indemnity shall survive the termination or expiration of this Lease.

1.03         Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost and expense:

(a)         keep the Demised Premises clean and orderly, remove all rubbish and other debris from the Demised Premises to such location as may be reasonably specified and in close proximity to the Demised Premises by Landlord from time to time and under conditions approved by Landlord;

(b)         keep, to the reasonable satisfaction of Landlord, the Demised Premises in such a condition so as to minimize the infiltration of vermin, rats, mice and insects;

(c)         obey and observe (and compel its officers, employees, contractors, licensees, invitees, subtenants, concessionaires and all others doing business with it, to obey and

B-1-1

observe), at Tenant’s sole cost and expense, all rules and regulations reasonably established by Landlord from time to time for the conduct of Tenant in accordance with the terms of the Lease  and/or for the welfare of the Building, but Landlord shall, except in case of emergency, give Tenant at least ten (10) days’ notice of the establishment thereof and provided that the rules and regulations established by Landlord, unless established to comply with an applicable law or regulation, do not conflict with the terms of the Lease, and do not impose on Tenant additional costs or require Tenant to materially alter the operations of its business as contemplated in the Lease; and

(d)         never place a load on any floor in the Demised Premises exceeding the floor load per square foot that such floor was designed to carry or that is not allowed by law.

1.04         In the event of any conflict between the terms of this Exhibit B-1 and the terms of the Lease, the terms of the Lease shall control.

B-1-2

EXHIBIT C

RULES AND REGULATIONS

Tenant covenants and agrees to keep and observe the following rules and regulations concerning the Building and the Premises. Landlord shall have the right from time to time to prescribe additional rules and regulations or amendments to existing rules and regulations which, in its judgment, may be desirable for the use, entry, operation and management of the Premises and Building, provided that such rules or regulations do not unreasonably impose additional costs on Tenant and do not materially adversely effect Tenant’s ability to conduct its business as contemplated under the Lease.  Each of such additional rules and regulations or amendments shall become a part of this Lease. Tenant shall comply with such additional rules and regulations or amendments, provided, however, that such rules and regulations shall not contradict or abrogate any right or privilege herein expressly granted to Tenant. Landlord shall not be liable for the enforcement or failure to enforce any of the rules and regulations by other tenants of the Building; provided, however, that Landlord agrees that is will enforce the rules and regulations uniformly among the tenants of the Building and may not enforce the rules and regulations in a discriminatory manner.

A.          Tenant shall not conduct itself or permit its contractors, agents, employees or invitees to conduct themselves in the Premises or in the Building in a manner inconsistent with the character of the Building and other similar office buildings in the East Tampa submarket or inconsistent with the comfort or convenience granted to Tenant.

B.          Tenant shall not exhibit, sell or offer to sell on the Premises or in the Building any article or thing, without the advance written consent of Landlord, except as it may sell its services in the ordinary course of its business.

C.          Tenant shall not sell or offer to sell or use or permit to be sold or offered for sale or use in the Premises any alcoholic or other intoxicating beverage.

D.          Tenant shall not display, inscribe, paint, print, maintain or affix on any place in or about the Building any sign, notice, legend, direction, figure or advertisement, except on the doors of the Premises, and then only such name or names and in such color, size, style, place, material and manner as shall first have been approved by Landlord in all respects.  Notwithstanding the foregoing, Tenant may affix signs, notices, figures, directions and other materials to interior walls of the Demised Premises.

E.           Tenant shall not use the name of the Building for any purpose other than as the business address of Tenant and shall not use any pictures or likeness of the Building in any circulars, notices, advertisements or correspondence without Landlord’s express consent in writing having been first obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

F.           Tenant shall not obstruct or use for storage or for any purpose the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways of the Building.

G.          No bicycle or other vehicle and no dog or other animal or bird shall be brought or permitted to be in the Building or any part thereof, with the exception of trained seeing eye dogs, provided compliance with reasonable rules established by Landlord.

H.          Tenant shall not make or permit any noise or odor that is objectionable to other occupants of the Building to emanate from the Premises, shall not create or maintain a nuisance therein, shall not unreasonably disturb, solicit or canvas any occupant of the Building, and shall not do any act tending to injure the reputation of the Building.

I.            Tenant shall not install any piano, phonograph or other musical instrument, or radio or television set in the Building, or any antennae, aerial wires or other equipment inside or outside the Building, without, in each and every instance, approval in writing by Landlord having been first obtained, which approval shall not be unreasonably withheld, conditioned or delayed. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be unreasonably disturbed or annoyed.

J.           Tenant shall not place or permit to be placed any article of any kind on the window ledges or on the exterior walls, and shall not throw (or permit to be thrown or dropped) any article from any window of the Building.

K.          Tenant shall not undertake to regulate any thermostat for the Common Areas and shall not waste water by tying, wedging or otherwise fastening open any faucet.

L.           Tenant shall not attach or permit to be attached any additional locks or similar devices to any window nor shall Tenant make or permit to be made any keys for any door to the Premises or Building other than those provided by Landlord (if more than two [2] keys for one [1] lock are desired by Tenant, Landlord may provide the same upon payment by Tenant). Tenant may at its expense and under the reasonable supervision and direction of Landlord, install digital locks on the interior stairway doors, as permitted by law, to permit secured access to the Premises by employees of Tenant.

M.         If Tenant desires telegraphic, telephonic, burglar alarm or signal service, Landlord will, upon request, direct where and how connections and all wiring for such services shall be introduced and run. Tenant shall make no boring, cutting or installation of wires or tables without such directions.

N.          Tenant shall not install antennae, blinds, shades, awnings or other form of inside or outside window covering or similar devices other than as may be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Any such installation shall be at Tenant’s sole cost unless otherwise agreed by Landlord and Tenant.

O.          Unless Landlord gives advance written consent in each and every instance, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not install nor operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device (other than standard refrigerators for employees to store meals or a microwave oven to cook meals) or air conditioning apparatus in or about the Premises nor carry on any mechanical business therein nor use the Premises for housing accommodations nor lodging or sleeping purposes nor use any illumination other than electric light nor use or permit to be brought into the Building any hazardous wastes, inflammable oils or fluids such as gasoline, kerosene, naphtha and benzine, nor any explosives nor other articles deemed hazardous to life, limb or property.

P.           Tenant shall not place nor allow anything to be against or near the glass or partitions or doors of the Premises which may diminish the light in, or be unsightly from, halls, corridors or atriums of the Building.

Q.          Tenant shall not install in the Premises any equipment without complying with the terms set forth elsewhere in this Lease. Tenant shall also ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electric wiring in the Building and shall not use more than such safe capacity and as is otherwise permitted elsewhere in this Lease. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity as is otherwise permitted elsewhere in this Lease.

R.          Tenant shall not lay linoleum or other similar floor covering so that such floor covering shall come in direct contact with the floor of the Premises. Tenant shall not use cement or other similar material in the Premises, without the prior approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

S.           Tenant shall keep the Demised Premises (including the exterior and interior portions of all windows, doors and all other glass) in good condition. In addition, Tenant shall keep all glass in the Demised Premises and in the perimeter walls thereof; the frames for such glass, and any lettering and ornamentation on such glass insured against damage (including temporary repairs) for the benefit of Landlord, either at Landlord’s option, by Tenant paying to Landlord a proportionate share of the premium incurred by Landlord for a blanket comprehensive glass policy for the Building or by Tenant, at Tenant’s expense, furnishing Landlord with a separate policy or policies for such glass insurance, in such form and placed with such underwriters as may be approved by Landlord.

T.          Tenant shall participate in any reasonable window cleaning program that may be established by Landlord for all or substantially all of the Building, but nothing contained herein shall be deemed or construed to require Landlord to establish such a program.

U.          Tenant shall have deliveries to and from the Demised Premises done at the time, in the manner and through the entrances designated by Landlord in reasonable proximity to the Demised Premises.

V.          Tenant shall not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein, whether through the utilization of so called “disposal” or similar units, or otherwise.

W.         Tenant shall handle and dispose of all rubbish, garbage and waste from Tenant’s operations in areas designated by Landlord from time to time,  in accordance with regulations established therefor by Landlord, and not permit the accumulation or burning of any rubbish or garbage in, on, or about any part of the Demised Premises or the Building, and not permit any garbage or rubbish to be stored anywhere outside the Demised Premises.

EXHIBIT D

TENANT’S SIGNAGE

D-1

EXHIBIT E

RIGHT OF FIRST REFUSAL SPACE

[Attach sketch of contiguous 34,000+- rentable square foot space]

E-1

EXHIBIT F

LOCATION OF MARKED PARKING SPACES AND GENERATOR

F-1

EXHIBIT G

PARKING SPACE RELOCATION AREA

G-1

EXHIBIT H

FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

[Attach form of SNDA]

H-1

AFTER RECORDING RETURN TO:
Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, Rhode Island 02903
Attention:  Matthew T. Marcello, Esq.

LEASE SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This agreement (“Lease Subordination, Non-Disturbance and Attornment Agreement” or “Agreement”) is made as of the ____ day of July, 2006, among BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States, and having a place of business at Suite 800, Mail Stop: RI 1-102-08-01, 111 Westminster Street, Providence, Rhode Island 02903, as Agent (the “Agent”) for the Lenders (as that term is defined in a certain Loan Agreement by and between the hereinafter defined Borrower, the Agent and the Lenders), FOA 6302 EAST MARTIN LUTHER KING BOULEVARD LLC, a Delaware limited liability company, having a place of business at c/o Alliance Commercial Partners, LLC, 165 South Union Boulevard, Suite 510, Lakewood, Colorado 80228 (“Landlord” or “Borrower”), and _____________________________, a _____________________, having a place of business at ___________________________________________________ (“Tenant”).

Introductory Provisions

A.        Agent and the Lenders are relying on this Agreement as an inducement to Lenders in making and maintaining a loan in the amount of Seventeen Million Four Hundred Seventy Nine Thousand and no/100 Dollars ($17,479,000) (“Loan”) secured by, among other things, a Mortgage, Security Agreement and Fixture Filing (“Mortgage”) given by Borrower to Agent covering property commonly known as and numbered 6302 East Martin Luther King Boulevard in the City of Tampa, County of Hillsborough, State of Florida and which is further described in Exhibit A attached hereto (“Property”).  Agent is also the “Assignee” under an Assignment of Leases and Rents (“Assignment”) from Borrower with respect to the Property.

B.         Tenant is the tenant under that certain lease (“Lease”) dated _______________, made with [Landlord] [Landlord’s predecessor in title], covering certain premises (“Premises”) at the Property as more particularly described in the Lease [and in the “Memorandum of Lease” or “Notice of Lease” dated _______________, ____ which has been recorded in the Records of ______________ at Book __________, Page ______].

C.         Lenders require, as a condition to the making and maintaining of the Loan, that the Mortgage be and remain superior to the Lease and that Agent’s rights under the Assignment be recognized.

D.         Tenant requires as a condition to the Lease being subordinate to the Mortgage that its rights under the Lease be recognized.

E.         Agent, Landlord, and Tenant desire to confirm their understanding with respect to the Mortgage and the Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the understanding by Tenant that Lenders shall rely hereon in making and maintaining the Loan, Agent, Landlord, and Tenant agree as follows:

1.             Subordination.  The Lease and the rights of Tenant thereunder are subordinate and inferior to the Mortgage and any amendment, renewal, substitution, extension or replacement thereof and each advance made thereunder as though the Mortgage, and each such amendment, renewal, substitution, extension or replacement were executed and recorded, and the advance made, before the execution of the Lease.

2.             Non-Disturbance.  So long as Tenant is not in default (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed, (i) Tenant’s occupancy of the Premises shall not be disturbed by Agent in the exercise of any of its rights under the Mortgage during the term of the Lease, or any extension or renewal thereof made in accordance with the terms of the Lease, and (ii) Agent will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Mortgage.

3.             Attornment and Certificates.  In the event Agent succeeds to the interest of Borrower as Landlord under the Lease, or if the Property or the Premises are sold pursuant to any foreclosure of the Mortgage, Tenant shall attorn to Agent, or a purchaser upon any such foreclosure sale, and shall recognize Agent, or such purchaser, thereafter as the Landlord under the Lease.  Such attornment shall be effective and self-operative without the execution of any further instrument.   Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of any holder(s) of any of the indebtedness or other obligations secured by the Mortgage, or upon request of any such purchaser, (a) any instrument or certificate which, in the reasonable judgment of such holder(s), or such purchaser, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment, and (b) an instrument or certificate regarding the status of the Lease, consisting of statements, if true (and if not true, specifying in what respect), (i) that the Lease is in full force and effect, (ii) the date through which rentals have been paid, (iii) the duration and date of the commencement of the term of the Lease, (iv) the nature of any amendments or modifications to the Lease, (v) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Lease, and (vi) the dates on which payments of additional rent, if any, are due under the Lease.

4.             Limitations.  If Agent exercises any of its rights under the Assignment or the Mortgage, or if Agent shall succeed to the interest of Landlord under the Lease in any manner, or if any purchaser acquires the Property, or the Premises, upon or after any foreclosure of the Mortgage, or any deed in lieu thereof, Agent or such purchaser, as the case may be, shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants and conditions of the Lease on Tenant’s part to be paid, performed or observed that the Landlord had or would have had if Agent or such purchaser had not succeeded to the interest of the present Landlord.  From and after any such attornment, Agent or such purchaser shall be bound to Tenant under all the terms, covenants and conditions of the Lease, and Tenant shall, from and after such attornment to Agent, or to such purchaser, have the same remedies against Agent, or such purchaser, for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord, if Agent or such purchaser had not succeeded to the interest of Landlord.  Provided, however, that Agent or such purchaser shall only be bound during the period of its ownership, and that in the case of the exercise by Agent of its rights under the Mortgage, or the Assignment, or any combination thereof, or a foreclosure, or deed in lieu of foreclosure, all Tenant claims shall be satisfied only out of the interest, if any, of Agent, or such purchaser, in the Property, and Agent and such purchaser shall not be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Premises or the Property; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord); or (d) bound by any rent or additional rent which Tenant might have paid for more than the then current rental period to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of the Lease that is made without Agent’s prior written consent; or (f) bound by any assignment of the Lease or any encumbrance of Tenant’s interest thereunder or any sublet thereunder (except if expressly permitted without Landlord’s consent under the terms of the Lease) that is made without Agent’s prior written consent; or (g) bound by or responsible for any security deposit not actually received by Agent; or (h) liable for or incur any obligation with respect to any breach of warranties or representations of any nature under the Lease or otherwise including without limitation any warranties or representations respecting use, compliance with zoning, landlord’s title, landlord’s authority, habitability and/or fitness for any purpose, or possession; or (i) liable for consequential damages.  The foregoing shall not, however:  (i) relieve Agent or such purchaser, of the obligation to remedy or cure any conditions at the Premises the existence of which constitutes a Landlord default under the Lease and which continue at the time of such succession or acquisition, or (ii) deprive the Tenant of the right to terminate the Lease for a breach of Landlord covenant which is not cured as provided for herein and in the Lease and as a result of which there is a material interference with Tenant’s permitted use and occupation of the Premises or any permitted business conducted therein.

5.             Rights Reserved.  Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of:  (a) the Landlord under the Lease, or any subsequent Landlord, against the Tenant in the event of any default by Tenant (beyond any period expressed in the Lease within which Tenant may cure such default) in the payment of rent or in the performance or observance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed or observed; or (b) the Tenant under the Lease against the original or any prior Landlord in the event of any default by the original Landlord to pursue claims against such original or prior Landlord whether or not such claim is barred against Agent or a subsequent purchaser.

6.             Notice and Right to Cure.  Tenant agrees to provide Agent with a copy of each notice of default given to Landlord under the Lease, at the same time as such notice of default is given to the Landlord, and that in the event of any default by the Landlord under the Lease, Tenant will take no action to terminate the Lease (a) if the default is not curable by Agent (so long as the default does not interfere with Tenant’s use and occupation of the Premises), or (b) if the default is curable by Agent, unless the default remains uncured for a period of thirty (30) days after written notice thereof shall have been given, postage prepaid, to Agent at the address provided in Section 7 below; provided, however, that if any such default is such that it reasonably cannot be cured within such thirty (30) day period, such period shall be extended for such additional period of time as shall be reasonably necessary (including, without limitation, a reasonable period of time to obtain possession of the Property and to foreclose the Mortgage), if Agent gives Tenant written notice within such thirty (30) day period of Agent’s election to undertake the cure of the default and if curative action (including, without limitation, action to obtain possession and foreclose) is instituted within a reasonable period of time and is thereafter diligently pursued.  Agent shall have no obligation to cure any default under the Lease.

7.             Notices.  Any notice or communication required or permitted hereunder shall be in writing, and shall be given or delivered:  (i) by United States mail, registered or certified, postage fully prepaid, return receipt requested, or (ii) by recognized courier service or recognized overnight delivery service; and in any event addressed to the party for which it is intended at its address set forth below:

To Agent:	Bank of America, N.A., as Agent
Suite 800
Mail Stop: RI 1 102 08 01
111 Westminster Street
Providence, Rhode Island 02903
Attention: Commercial Real Estate Loan Administration

To Tenant:

Attention:

or such other address as such party may have previously specified by notice given or delivered in accordance with the foregoing.   Any such notice shall be deemed to have been given and received on the date delivered or tendered for delivery during normal business hours as herein provided.

8.             Payment of Rent To Agent.  Tenant acknowledges that it has notice that the Lease and the rent and all sums due thereunder have been assigned to Agent as part of the security for the obligations secured by the Mortgage.  In the event Agent notifies Tenant of a default under the Loan and demands that Tenant pay its rent and all other sums due under the Lease to Agent, Tenant agrees that it will honor such demand and pay its rent and all other sums due under the Lease to Agent, or Agent’s designated agent, until otherwise notified in writing by Agent.  Borrower unconditionally authorizes and directs Tenant to make rental payments directly to Agent following receipt of such notice and Borrower further agrees that Tenant may rely upon such notice without any obligation to further inquire as to whether or not any default exists under the Mortgage or the Assignment and notwithstanding any notice from or claim of Borrower to the contrary.  Borrower shall have no right or claim against Tenant for or by reason of any payments of rent or other charges made by Tenant to Agent following Tenant’s receipt of any such notice.

9.             No Amendment or Cancellation of Lease.  As long as the Mortgage remains undischarged of record, Tenant shall not agree to amend or modify the Lease in any material respect, or agree to cancel or terminate the Lease or agree to subordinate the Lease to any other mortgage or deed of trust, without Agent’s prior written consent in each instance.

10.           No Waiver.  This Agreement does not:

(a)                                  constitute a waiver by Agent of any of its rights under the Mortgage or any of the other Loan Documents (as defined in the Mortgage); or

(b)                                 in any way release Borrower from its obligations to comply with the terms, provisions, conditions, covenants and agreements and clauses of the Mortgage and other Loan Documents.

11.           Borrower Compliance.  The provisions of the Mortgage remain in full force and effect and must be complied with by Borrower.

12.           Captions.  Captions and headings of sections are not part of this Agreement and shall not be deemed to affect the meaning or construction of any of the provisions of this Agreement.

13.           Counterparts.  This Agreement may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State where the Property is located.

15.           Entire Agreement.  This Agreement constitutes the entire agreement between Agent and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Agent as to the subject matter of this Agreement.

16.           Interaction with Lease and with Mortgage.  If this agreement conflicts with the Lease, then this Agreement shall govern as between the parties, including upon any attornment pursuant to this Agreement.  This Agreement supersedes, and constitutes full compliance with any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

17.           Agent’s Rights and Obligations.  Except as expressly provided for in this Agreement, Agent shall have no obligations to Tenant with respect to the Lease.

18.           Amendments; No Oral Change.  This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.  This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

19.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent, Lenders, Tenant and Borrower and their respective heirs, personal representatives, successors and assigns, and any purchaser or purchasers at foreclosure of the Property or any portion thereof, and their respective heirs, personal representatives, successors and assigns.

[Signatures on Following Page(s).]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as a sealed instrument, as of the date first above written.

AGENT:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

Date executed by Agent:______________________, 2006

TENANT:

[insert name]

By:
Name:
Title:

Date executed by Tenant:_____________________, 2006

LANDLORD

FOA 6302 EAST MARTIN LUTHER KING BOULEVARD LLC, a Delaware limited liability company

By:	6302 East Martin Luther King Boulevard Associates,
LLC, a Delaware limited liability company, its sole member

	By:	Alliance Commercial Holdings II, LLC, a
Colorado limited liability company, its manager

		By:	Alliance Commercial Partners, LLC, a
Colorado limited liability company, its manager

By:

Member

Date executed by Landlord:___________________, 2006

STATE OF RHODE ISLAND
COUNTY OF PROVIDENCE

The foregoing instrument was acknowledged before me this ____ day of _________, 2006 by _________________, as _________________ of Bank of America, N.A., a national banking association organized under the laws of the United States, and on behalf of the national banking association.  He/She is personally known to me or has produced a _________ (state) driver’s license as identification.

My Commission Expires:
Notary Public (signature)

(AFFIX NOTARY SEAL)
(Print Name)

(Title or Rank)

(Serial Number, if any)

STATE OF _______________
COUNTY OF _____________

The foregoing instrument was acknowledged before me this ____ day of _________, 2006 by _________________, as _________________ of ___________________________ and on behalf of the __________________. He/She is personally known to me or has produced a _________ (state) driver’s license as identification.

My Commission Expires:
Notary Public (signature)

(AFFIX NOTARY SEAL)
(Print Name)

(Title or Rank)

(Serial Number, if any)

STATE OF COLORADO
COUNTY OF JEFFERSON

The foregoing instrument was acknowledged before me this ____ day of _________, 2006 by _________________, as a Member of Alliance Commercial Partners, LLC, a Colorado limited liability company and on behalf of the limited liability company.  He is personally known to me or has produced a _________ (state) driver’s license as identification.

My Commission Expires:
Notary Public (signature)

(AFFIX NOTARY SEAL)
(Print Name)

(Title or Rank)

(Serial Number, if any)

EXHIBIT A

[Attach Legal Description of Property]

Schedule “1”

CERTIFICATION AS TO COMMENCEMENT DATE

THIS CERTIFICATION AS THE COMMENCEMENT DATE is dated this ____ day of ______________, 2006, by and between FOA 6302 East Martin Luther King Boulevard Associates, LLC (“Landlord”) and Clayton Services, Inc., a Delaware corporation (“Tenant”).

BACKGROUND FACTS

A.            Landlord and Tenant entered into that certain Lease (the “Lease”) dated the ___ day of _______________, 2006, whereby the Tenant leased Suite 300 (the “Premises”) in the Interstate Corporate Center building (the “Building”) located at 6302 B. Dr. Martin Luther King, Jr. Boulevard, Tampa, Florida; and

B.            Pursuant to the Lease, Landlord is hereby requesting Tenant to stipulate as to the “Commencement Date” under the Lease and as to the scheduled “Termination Date” of the Lease.

TERMS AND CONDITIONS

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant hereby agree as follows:

1.             The Commencement Date under the Lease is _____________________.

2.             The Lease is scheduled to expire on _________________________.

3.             Tenant hereby acknowledges that (i) Tenant is in possession of and has accepted the Premises, (ii) all of the work to be performed by Landlord as required by the terms of the Lease, if any, has been properly completed, (iii) Tenant has no claim or action under the Lease or against the Landlord whatsoever, and (iv) Tenant hereby confirms that there is no default or breach under the Lease on the part of Landlord.

[The remainder of this page intentionally left blank.]

Schedule 1-1

IN WITNESS of the foregoing, Landlord and Tenant have signed this Lease as of the date first written above.

WITNESSES:	TENANT:

CLAYTON SERVICES INC., a Delaware corporation
	By:	/s/ Frederick C. Herbert
Frederick C. Herbert
	Its:	Chief Financial Officer

Fed. I.D. No.:

LANDLORD:

FOA 6302 EAST MARTIN LUTHER KING BOULEVARD, LLC, a Delaware limited liability company

By: 6302 East Martin Luther King Boulevard Associates, LLC, a Delaware limited liability company

By: Alliance Commercial Holdings II, LLC, a Colorado limited liability company, its managing member

By: Alliance Commercial Partners, LLC, a Colorado limited liability company, its managing member

By:
Name:
Title:

Schedule 1-2